Exhibit 10.2

Execution Version

LOAN AND SECURITY AGREEMENT

Dated as of May 1, 2026

among

SIENA LENDING GROUP LLC,

as Lender,

BEASLEY MEDIA GROUP, LLC, et al.

as Borrowers

and

THE GUARANTORS

Loan and Security Agreement

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Loan and Security Agreement

5.9	Financial Statements and Reports; Solvency	20
5.10	Tax Returns and Payments; Pension Contributions	21
5.11	Compliance with Laws; Intellectual Property; Licenses	22
5.12	Litigation	24
5.13	Use of Proceeds	24
5.14	Insurance	24
5.15	Financial, Collateral and Other Reporting / Notices	25
5.16	Litigation Cooperation	27
5.17	Maintenance of Collateral, Etc.	27
5.18	Material Contracts	27
5.19	No Default	28
5.20	No Material Adverse Change	28
5.21	Full Disclosure	28
5.22	Sensitive Payments	28
5.23	Ultimate Parent and Parent	28
5.24	Term Debt Permitted Indebtedness	28
5.25	Negative Covenants	29
5.26	Financial Covenants	34
5.27	Employee and Labor Matters	34
5.28	FCC Matters	35
5.29	Post Closing Matters	35
5.30	Restructuring Consultant	35

6. LIMITATION OF LIABILITY AND INDEMNITY		35

6.1	Limitation of Liability	35
6.2	Indemnity/Currency Indemnity	35

7. EVENTS OF DEFAULT AND REMEDIES		36

7.1	Events of Default	36
7.2	Remedies with Respect to Lending Commitments/Acceleration/Etc.	38
7.3	Remedies with Respect to Collateral	39

8. LOAN GUARANTY		44

8.1	Guaranty	44
8.2	Guaranty of Payment	44
8.3	No Discharge or Diminishment of Loan Guaranty	44
8.4	Defenses Waived	45
8.5	Rights of Subrogation	45
8.6	Reinstatement; Stay of Acceleration	45
8.7	Information	45
8.8	Termination	45
8.9	Maximum Liability	46
8.10	Contribution	46
8.11	Liability Cumulative	47

9. PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES		47

9.1	Taxes	47

10. GENERAL PROVISIONS		50

10.1	Notices	50

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Loan and Security Agreement

10.2	Severability	52
10.3	Integration	52
10.4	Waivers	52
10.5	Amendment	52
10.6	Time of Essence	52
10.7	Expenses, Fee and Costs Reimbursement	52
10.8	Benefit of Agreement; Assignability	53
10.9	Recordation of Assignment	53
10.10	Participations	54
10.11	Headings; Construction	54
10.12	USA PATRIOT Act Notification	54
10.13	Counterparts; Email Signatures	54
10.14	GOVERNING LAW	54
10.15	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	55
10.16	Publication	55
10.17	Confidentiality	55
10.18	Borrowing Agency Provisions	56
10.19	Intercreditor Agreement	57

Information Certificate(s)

Schedule A	Description of Certain Terms
Schedule B	Definitions
Schedule C	Reserved
Schedule D	Reporting
Schedule E	Financial Covenants
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	Client User Form
Exhibit D	Authorized Accounts Form
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Monthly Financial Model
Exhibit H	Unbilled Accounts Sublimit (Example)
Exhibit I	Scope of Services – Restructuring Consultant

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Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of May 1, 2026 among (1) Siena Lending Group LLC, together with its successors and assigns (“Lender”), (2) Beasley Media Group, LLC, a Delaware limited liability company (“Media Group” and together with each other Person who from time to time becomes a borrower hereunder, each a “Borrower” and collectively the “Borrowers”), (3) Beasley Media Group Licenses, LLC, a Delaware limited liability company (“Media Licenses”), (4) Beasley Mezzanine Holdings, LLC, a Delaware limited liability company (“Parent”), and (5) Beasley Broadcast Group, Inc., a Delaware corporation (“Ultimate Parent” and together with Parent, Media Licenses and each other Person that becomes a signatory hereto from time to time as a guarantor, each a “Guarantor” and collectively, the “Guarantors”). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

1.	LOANS AND LETTERS OF CREDIT.

1.1 Amount of Loans / Letters of Credit.

(a) Revolving Loans and Letters of Credit. Subject to the terms and conditions contained in this Agreement, including Sections 1.3 and 1.6, Lender shall, from time to time prior to the Maturity Date, at Borrowing Agent’s request, (i) make revolving loans to Borrowers (“Revolving Loans”), and (ii) make, or cause or permit a Participant (as defined in Section 10.10) to make, letters of credit (“Letters of Credit”) available to Borrowers; provided, that after giving effect to each such Revolving Loan and each such Letter of Credit, (A) the outstanding balance of all Revolving Loans and the Letter of Credit Balance will not exceed the lesser of (x) the Maximum Revolving Facility Amount, minus Reserves and (y) the Borrowing Base, and (B) none of the other Loan Limits for Revolving Loans will be exceeded. All Revolving Loans shall be made in and repayable in Dollars.

(b) Facility Increase. Borrowing Agent may, from time to time, request in writing that Lender increase the Maximum Revolving Facility Amount (each a “Facility Increase”). Within 60 days after Borrowing Agent’s request, Lender will notify Borrowing Agent if and to what extent Lender commits to such Facility Increase which determination shall be in Lender’s discretion. Without limiting the generality of the foregoing, any Facility Increase agreed to by Lender shall be subject to the following terms and conditions:

(i) immediately before and after giving effect to such Facility Increase on the effective date of such increase (the “Increase Effective Date”), there shall exist no Default or Event of Default;

(ii) after giving effect to such Facility Increase, the Maximum Revolving Facility Amount shall not exceed $45,000,000;

(iii) no single Facility Increase shall be for an amount less than $1,000,000 or an integral multiple thereof;

(iv) Borrowing Agent shall deliver to Lender on or before the Increase Effective Date the following documents in form and substance reasonably satisfactory to Lender: (i) certifications of corporate secretary of each Borrower with attached resolutions certifying that the increase in the Maximum Revolving Facility Amount has been authorized by each Borrower’s board of directors, (ii) a certificate dated as of the Increase Effective Date certifying that (A) immediately before and after giving effect to such Facility Increase on the Increase Effective Date, there shall exist no Default or Event of

Default and (B) that the representations and warranties made by Borrowers herein and in the other Loan Documents are true and complete with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case it shall be true and correct as of such date) and (iii) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the other Loan Documents) executed by Borrowers as Lender reasonably deems necessary in order to document such Facility Increase and to protect, preserve and continue the perfection and priority of the Liens, security interests, rights and remedies of Lender hereunder and under the other Loan Documents in light of such increase; and

(v) on the Increase Effective Date, Borrowers shall pay (x) all reasonable fees, costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by Lender and Borrowers in connection with such increase and (y) a Revolving Loan Increase Fee set forth in the Fee Letter, which fee shall be deemed to be fully earned and payable as of the Increase Effective Date.

1.2 Reserves re Revolving Loans / Letters of Credit. Lender may, with or without notice to Borrowing Agent, from time to time after the Closing Date establish and revise reserves against the Borrowing Base and/or the Maximum Revolving Facility Amount in such amounts and of such types as Lender deems appropriate in its Permitted Discretion (“Reserves”). Such Reserves shall be available for Borrowing Agent to view in ABLServe simultaneously with the imposition thereof; provided, that, unless an Event of Default has occurred and is continuing, Lender shall provide email notice advising Borrowing Agent of such Reserves two (2) Business Days prior to the imposition of such Reserves (during which period (x) Lender shall be available to discuss any such proposed Reserves with the Borrowing Agent to afford the Borrowing Agent an opportunity to take such action as may be required so that the event, condition or circumstance that is the basis for such Reserve no longer exists in the manner and to the extent satisfactory to the Lender in its Permitted Discretion and (y) Borrowers may not obtain any new Revolving Loan or Letter of Credit to the extent that, after giving pro forma effect to such proposed Reserves, such Revolving Loan or Letter of Credit would cause the outstanding balance of all Revolving Loans and the Letter of Credit Balance to exceed the lesser of (a) the Maximum Revolving Facility Amount minus Reserves and (b) the Borrowing Base) and provided, further, that the Lender may not implement Reserves with respect to matters which are already specifically reflected as ineligible for inclusion in the Borrowing Base. Without limiting the foregoing, references to Reserves shall include the Dilution Reserve. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Lender to make advances to pay such liability or otherwise obligate Lender with respect thereto.

1.3 Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender is hereby authorized by Borrowers at any time after the occurrence and during the continuance of a Default or an Event of Default, regardless of (a) whether any of the other applicable conditions precedent set forth in Section 1.6 hereof have not been satisfied or the commitment of Lender to make Loans hereunder has been terminated for any reason, or (b) any other contrary provision of this Agreement, to make Revolving Loans to, or for the benefit of, Borrowers that Lender, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender may direct the proceeds of any Protective Advance to Borrowers or to such other Person (on Borrower’s behalf) as Lender determines in its sole discretion. All Protective Advances shall be payable immediately upon demand.

1.4 Notice of Borrowing; Manner of Revolving Loan Borrowing. Borrowing Agent shall request each Revolving Loan by an Authorized Officer submitting such request via ABLServe (or, if requested by Lender, by delivering, in writing or via an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit A hereto) (each such request a “Notice of Borrowing”). Subject to the terms and conditions of this Agreement, including Sections 1.1 and 1.6, Lender shall, except as provided in Section 1.3, deliver the amount of the Revolving Loan requested in the Notice of Borrowing for credit to any account of Borrowers at a bank in the United States of America as Borrowing Agent may specify (provided, that, such account must be one identified on Section 39 of the Information Certificate(s) and approved by Lender as an account to be used for funding of loan proceeds) by wire transfer of immediately available funds (a) on the same day if the Notice of Borrowing is received by Lender on or before 11:00 a.m. Eastern Time on a Business Day, or (b) on the immediately following Business Day if the Notice of Borrowing is received by Lender after 11:00 a.m. Eastern Time on a Business Day, or is received by Lender on any day that is not a Business Day. Lender shall charge to the Revolving Loan Lender’s usual and customary fees for the wire transfer of each Loan.

1.5 Other Provisions Applicable to Letters of Credit. Lender shall, on the terms and conditions set forth in this Agreement (including the terms and conditions set forth in Section 1.1 and Section 1.6), make Letters of Credit available to Borrowers either by issuing them, or by causing other financial institutions to issue them supported by Lender’s guaranty or indemnification; provided, that after giving effect to each Letter of Credit, the Letter of Credit Balance will not exceed the Letter of Credit Limit. Notwithstanding anything in this Agreement, the parties agree that in connection with Lender’s option to make Letters of Credit available to Borrowers by causing other financial institutions to issue Letters of Credit, Lender may cause or permit any Participant under this Agreement to cause other financial institutions to issue such Letters of Credit and thereafter (a) all such Letters of Credit shall be treated for all purposes under this Agreement as if such Letters of Credit were requested by Borrowing Agent and made available by Lender, (b) such Participant’s support of such Letters of Credit in the form of a guaranty or indemnification shall be treated as if such support had been made by Lender, (c) Borrowers hereby unconditionally and irrevocably, jointly and severally agree to pay to Lender the amount of each payment or disbursement made by such Participant or the applicable issuer under any such Letter of Credit honoring any demand for payment thereunder upon demand in accordance with the reimbursement provisions of this Section 1.5 and agrees that such reimbursement obligations of Borrowers constitute Obligations under this Agreement, and (d) any and all amounts paid by such Participant or the applicable issuer in respect of any such Letter of Credit will, at the election of Lender, be treated for all purposes as a Revolving Loan, and be payable, in the same manner as a Revolving Loan. Borrowers agree to execute all documentation reasonably required by Lender and/or the issuer of any Letter of Credit in connection with any such Letter of Credit. Borrowers hereby unconditionally and irrevocably, jointly and severally agree to reimburse Lender and/or the applicable issuer for each payment or disbursement made by Lender and/or the applicable issuer under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made; provided, that if such disbursement is not so paid, and Borrowers are able to satisfy the conditions to borrowing hereunder, such unreimbursed amount shall be deemed a Revolving Loan. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (w) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (x) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender, any Participant, the applicable issuer under any Letter or Credit, or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (y) any lack of validity, sufficiency or genuineness of any document which Lender or the applicable issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Any and all amounts paid by Lender and any Participant in respect of a Letter of Credit will, at the election of Lender, be treated for all purposes as a Revolving Loan, and bear interest, and be payable, in the same manner as a Revolving Loan.

1.6 Conditions of Making the Loans and Issuing Letters of Credit. Lender’s obligation to make any Loan or issue or cause any Letter of Credit to be issued under this Agreement is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Lender (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Lender) as of each day that such Loan is made or such Letter of Credit is issued, as applicable:

(a) Loans and Letters of Credit Made and/or Issued on the Closing Date: With respect to Loans made, and/or Letters of Credit issued, on the Closing Date, (i) each applicable Loan Party shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Lender such agreements, instruments, documents and/or certificates listed on the closing checklist attached hereto as Exhibit B; (ii) Lender shall have completed its business and legal due diligence pertaining to the Loan Parties, their respective businesses and assets, with results thereof satisfactory to Lender in its sole discretion; (iii) Lender’s obligations and commitments under this Agreement shall have been approved by Lender’s credit committee; (iv) Lender shall be satisfied with the terms and conditions of the Term Debt; (v) Liquidity shall be no less than $5,000,000 (for which at least $3,000,000 of such Liquidity must come from Excess Availability) after giving effect to such Loans and Letters of Credit made on the Closing Date (which shall be $15,000,000), the payment of all trade payables older than sixty (60) days past due (but solely to the extent such past due payables are not subject to a written payment plan), the consummation of all transactions contemplated hereby to occur on the Closing Date and other closing costs (including, without limitation, the payment of all professional fees reflected in the funds flow delivered on the Closing Date), and any book overdraft; (vi) Borrowers shall have paid to Lender all fees due on the date hereof, and shall have paid or reimbursed Lender for all of Lender’s costs, charges and expenses incurred through the Closing Date (and in connection herewith, Borrowers hereby irrevocably authorize Lender to charge such fees, costs, charges and expenses as Revolving Loans); (vii) there shall not exist any action, suit, investigation, litigation or proceeding pending or to the best knowledge of any Loan Party, threatened in any court or before any Governmental Authority, including, without limitation, the FCC, that challenges or seeks to enjoin any of the transactions contemplated hereby or by the Term Debt Documents, (viii) each Main Station FCC License shall be in full force and effect; (ix) Lender shall have received online read-only access to each Loan Party’s Deposit Accounts, and (x) since December 31, 2025, there shall not have occurred any Material Adverse Effect.

(b) All Loans and/or Letters of Credit: With respect to Loans made and/or Letters of Credit issued, on the Closing Date and/or at any time thereafter, in addition to the conditions specified in clause (a) above as applicable, (i) Borrowers shall have provided to Lender such information as Lender may require in order to determine the Borrowing Base, as of such borrowing or issue date, after giving effect to such Loans and/or Letters of Credit, as applicable, in each case, to the extent required to be delivered pursuant to the terms of this Agreement; (ii) each of the representations and warranties set forth in this Agreement, the Information Certificate(s) and in the other Loan Documents shall be true and correct in all material respects (without duplication of materiality qualifiers therein) as of the date such Loan is made and/or such Letter of Credit is issued (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects (without duplication of materiality qualifiers therein) as of such earlier date), both before and after giving effect thereto; and (iii) no Default or Event of Default shall be in existence, both before and after giving effect thereto.

1.7 Repayments.

(a) Revolving Loans/Letters of Credit. If at any time for any reason whatsoever (including without limitation as a result of currency fluctuations) (i) the sum of the outstanding balance of all Revolving Loans and the Letter of Credit Balance exceeds the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base, or (ii) any of the Loan Limits for Revolving Loans or Letters of Credit are exceeded, then in each case, Borrowers will immediately and jointly and severally pay to Lender such amounts (or, with respect to the Letter of Credit Balance, provide cash collateral to Lender in the manner set forth in clause (c) below) as shall cause Borrowers to eliminate such excess (such excess, an “Overadvance”).

(b) Maturity Date Payments / Cash Collateral. All remaining outstanding monetary Obligations (including, all accrued and unpaid fees described in the Fee Letter) shall be payable in full on the Maturity Date. Without limiting the generality of the foregoing, if, on the Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Lender cash collateral in an amount equal to 105% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Lender.

(c) Currency Due. If, notwithstanding the terms of this Agreement or any other Loan Document, Lender receives any payment from or on behalf of Borrowers or any other Person in a currency other than the Currency Due, Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Lender in the manner contemplated by Section 6.2(b) and Borrowers shall jointly and severally reimburse Lender on demand for all reasonable costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Lender upon such conversion.

1.8 Prepayments / Voluntary Termination / Application of Prepayments.

(a) Certain Mandatory Prepayment Events. Borrowers shall be required to prepay the unpaid principal balance of the Revolving Loans within three (3) Business Days following the date of each and every Prepayment Event (and within three (3) Business Days following any date thereafter on which proceeds pertaining thereto are received by any Loan Party), in each case without any demand or notice from Lender or any other Person, all of which is hereby expressly waived by Borrowers, in an amount equal to 100% of the Net Proceeds received by any Loan Party with respect to such Prepayment Event; provided, that (I) with respect to a Prepayment Event of the type described in clause (b) of the definition of Prepayment Event, so long as no Default or Event of Default exists, to the extent that the proceeds received by such Person as a result of such Prepayment Event do not exceed $500,000 in the aggregate during any Fiscal Year and are actually applied within 180 days of such receipt to (x) replace the property or assets subject to such Prepayment Event with property and/or assets performing the same or similar functions or (y) repair, replace or reconstruct property and or assets damaged by such Prepayment Event, such proceeds shall not be required to prepay the Loans pursuant to this Section 1.8(a) (pending such reinvestment such proceeds shall be held in a Blocked Account; provided further to the extent such proceeds are not reinvested within such 180 day period, or any Default or Event of Default occurs during such period, Lender shall apply such proceeds as a prepayment of the Revolving Loans as provided in this Section 1.8(a)), and (II) with respect to a Prepayment Event of the type described in clause (c) of the definition of Prepayment Event that occurs after the Past Due Eligibility Criteria Activation Date, only 50% of the Net Proceeds from such event shall be required to be applied to the Obligations in accordance with this Section 1.8(a). Each such prepayment shall be subject to the Early Payment/Termination Premium in the amount specified in the Fee Letter solely to the extent such payment results in a permanent reduction of Lender’s commitments hereunder in accordance with the terms of this Agreement. Notwithstanding the foregoing, proceeds from (I) any Permitted Station Sale or Permitted Term Debt Asset Sale shall be applied in accordance with clause (b) below, and (II) the disposition of Term Debt Priority Collateral that is not in connection with a Permitted Station Sale or Permitted Term Debt Asset Sale shall be applied in accordance with this Section 1.8(a) solely to the extent such proceeds are payable to Lender under the Intercreditor Agreement.

(b) Permitted Station Sales and Permitted Term Debt Asset Sales.

(i) With respect to any Permitted Station Sale or Permitted Term Debt Asset Sale consummated prior to the Past Due Eligibility Criteria Activation Date, Borrowers shall be required to prepay the unpaid principal balance of the Revolving Loans within one (1) Business Day following the date on which Net Proceeds pertaining thereto are received by any Loan Party, in each case without any demand or notice from Lender or any other Person, all of which is hereby expressly waived by the Loan Parties, in the amount equal to the lesser of (A) 100% of the Net Proceeds received by any Loan Party with respect to such Permitted Station Sale (regardless of the type of assets sold in such sale) or Permitted Term Debt Asset Sale, and (B) the then applicable Past Due AR Amount.

(ii) With respect to any Permitted Station Sales consummated from and after the Past Due Eligibility Criteria Activation Date, Borrowers shall be required to prepay the unpaid principal balance of the Revolving Loans within one (1) Business Day following the date on which Net Proceeds pertaining thereto are received by any Loan Party, in each case without any demand or notice from Lender or any other Person, all of which is hereby expressly waived by the Loan Parties, in the amount of 100% of the Net Proceeds of such Permitted Station Sale attributable to any ABL Priority Collateral that is sold as part of such Permitted Station Sale (which must be no less than the aggregate face amount of all Accounts disposed of in such Permitted Station Sale). Any Net Proceeds of Term Debt Priority Collateral received in connection with a Permitted Station Sale conducted from and after the Past Due Eligibility Criteria Activation Date may be used to repay Term Debt Permitted Indebtedness in accordance with Section 5.25(c)(xii) of this Agreement and, if not so used, shall be applied in accordance with Section 1.8(a). With respect to any Net Proceeds of a Permitted Term Debt Asset Sale conducted from and after the Past Due Eligibility Criteria Activation Date, such Net Proceeds may be used to repay the Term Debt Permitted Indebtedness in accordance with Section 5.25(c)(xii) of this Agreement and, if not so used, shall be applied in accordance with Section 1.8(a).

(c) Voluntary Termination of Loan Facilities. Borrowers may, on at least thirty (30) days prior and irrevocable written notice received by Lender, permanently terminate the Loan facilities by repaying all of the outstanding Obligations, including all principal, interest and fees with respect to the Revolving Loans, and an Early Payment/Termination Premium in the amount specified in the Fee Letter. If, on the date of a voluntary termination pursuant to this Section 1.8(c), there are any outstanding Letters of Credit, then on such date, and as a condition precedent to such termination, Borrowers shall provide to Lender cash collateral in an amount equal to 105% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Lender. From and after such date of termination, Lender shall have no obligation whatsoever to extend any additional Loans or Letters of Credit and all of its lending commitments hereunder shall be terminated.

1.9 Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party and shall be independent of any defense or rights of set-off, recoupment or counterclaim which any Loan Party or any other Person might otherwise have against Lender or any other Person. All payments required by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document).

(b) If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III, regardless of the date enacted, adopted or issued), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan or Letter of Credit or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, Borrowers shall promptly and jointly and severally pay to Lender, when notified to do so by Lender, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. Each such notice of additional amounts payable pursuant to this Section 1.9(b) submitted by Lender to Borrowing Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) This Section 1.9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

1.10 Reversal of Payments. To the extent that any payment or payments made to or received by Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Lender. This Section 1.10 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

2.	INTEREST AND FEES; LOAN ACCOUNT.

2.1	Interest.

(a) All Loans and other monetary Obligations shall bear interest at the interest rate(s) set forth in Section 3 of Schedule A, and accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon a prepayment of such Loan in accordance with Section 1.8, and (c) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to three (3) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”), and all such interest shall be payable on demand. Changes in the interest rate shall be effective as of the date of any change in the Base Rate or Term SOFR, as applicable. Subject to the terms and conditions set forth herein, all Loans shall be Term SOFR Loans or under the circumstances set forth in Section 2.1(d) or (e), Base Rate Loans; provided that if an Event of Default has occurred and is continuing, the interest rate applicable to all Loans and other Obligations may be converted to the Base Rate at the election of the Lender.

(b) Any Term SOFR Loans shall bear interest at Term SOFR for a period commencing on the first day of a calendar month and ending on the last day of such calendar month (the “Interest Period”) unless and until converted to Loans bearing interest at the Base Rate in accordance with Section 2.1(a), Section 2.1(d) or Section 2.1(e) below.

(c) Term SOFR may be adjusted by Lender on a prospective basis to take into account any increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of maintaining loans under this Agreement bearing interest based upon Term SOFR. In any such event, Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrowers may, by notice to Lender (A) require Lender to furnish to Borrowers a statement setting forth the basis for adjusting Term SOFR and the method for determining the amount of such adjustment or (B) repay the portion of the Loans bearing interest based upon Term SOFR with respect to which such adjustment is made. Upon any such repayment, Borrowers shall also pay accrued interest on the amount so repaid.

(d) If Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender or its applicable lending office to maintain any Loan with interest determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by Lender to Borrowers, any obligation of Lender to maintain any Term SOFR Loan shall be suspended until Lender notifies Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from Lender, convert the Term SOFR Loans to loans bearing interest at the Base Rate, either on the last day of the applicable Interest Period, if Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Term SOFR Loans until Lender determines that it is no longer illegal for Lender to determine or charge interest rates based upon Term SOFR. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to the Fee Letter.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Section 2.1(d) above, if Lender determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR for any Interest Period because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the SOFR Administrator or a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which Term SOFR shall no longer be made available, or used for determining the interest rate of loans; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Lender, that will continue to provide Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.1(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR;

then, reasonably promptly after such determination by Lender, Lender may amend this Agreement to replace Term SOFR with (A) the Base Rate, or (B) if administratively feasible and acceptable to Lender in its sole discretion (1) one or more other SOFR-Based Rates or (2) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks (such as the margin applicable thereto) which adjustment or method for calculating such adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”; and any such proposed rate, a “Term SOFR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Lender shall have posted such proposed amendment to Borrowers. Such Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for Lender, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Lender. If no Term SOFR Successor Rate has been determined and the circumstances under clause (e)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify Borrowers. Thereafter, the obligation of the Lender to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Period). Upon receipt of such notice, Borrowers may revoke any pending request for a borrowing of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Period) or, failing that, will be deemed to have converted such request into a request for a Loans bearing interest at the Base Rate in the amount specified therein. In connection with the implementation of a Term SOFR Successor Rate, Lender will have the right to make Term SOFR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

Anything to the contrary contained herein notwithstanding, Lender is not required actually to match fund any Obligation as to which interest accrues based on Term SOFR.

2.2 Fees. Borrowers shall jointly and severally pay Lender the fees set forth in the Fee Letter on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Lender under this Agreement or under any other Loan Document, and, in each case, are not refundable once paid.

2.3 Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

2.4 Loan Account; Monthly Accountings. Lender shall maintain a loan account for Borrowers reflecting all outstanding Loans and the Letters of Credit Balance, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide Borrowing Agent with a monthly accounting reflecting the activity in the Loan Account, viewable by Borrowing Agent on ABLServe. Each accounting shall be deemed correct, accurate and binding on Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrowing Agent notifies Lender in writing to the contrary within thirty (30) days after such account is rendered, describing the nature of any alleged errors or omissions. However, Lender’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid by Lender to issuers of Letters of Credit) may, in Lender’s discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Loans and will bear interest at the same rate as other Revolving Loans.

2.5 Further Obligations; Maximum Lawful Rate. With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the applicable Loan to which such Obligations relate and shall be payable upon demand by Lender. In no event shall the interest charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that, if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

3.	SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.

3.1 Grant of Security Interest. Subject to the last sentence of this Section 3.1, to secure the full payment and performance of all of the Obligations and subject to the Intercreditor Agreement, each Loan Party hereby assigns to Lender and grants to Lender a continuing security interest in all property of such Loan Party, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (a) all Accounts (whether or not Eligible Billed Accounts or Eligible Unbilled Accounts) and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (e) all Investment Property, including, without limitation, all rights, privileges, authority, and powers of such Loan Party as an owner or as a holder of Pledged Equity, including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of such Loan Party as a member, equity holder or shareholder, as applicable, of each Issuer; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims listed in Section 40 of the Information Certificate(s); (i) all Supporting Obligations; (j) any other property of such Loan Party now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party’s books and records relating to any of the foregoing and to such Loan Party’s business.

Notwithstanding the foregoing, no Loan Party shall pledge, and the Collateral shall not include, (1) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), (2) Equipment or other property owned by any Loan Party on the date hereof or hereafter acquired that is subject to a Lien securing Financing Leases and purchase money Indebtedness permitted to be incurred pursuant to clause (a) of the definition of Permitted Liens to the extent and for so long as the documentation providing for such Financing Leases and purchase money Indebtedness prohibits the creation of a Lien on such assets (other than to the extent that any such term or prohibition would be rendered ineffective after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code), (3) any United States intent-to-use trademark applications to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Federal law, (4) FCC Licenses to the extent (but only to the extent) it is unlawful to grant a security interest therein (but solely to the extent that any such restriction shall be enforceable under applicable law), and (5) other assets and property to the extent such assets and property are subject to a term or a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Loan Party) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, that with respect to any such limitation (a “Restricting Condition”) described in the foregoing (other than clause (3) above): (I) upon the request of Lender, such Loan Party shall use commercially reasonable efforts to obtain any requisite consent for the creation of such Lien in favor of Lender on such property, (II) immediately upon the obtaining of any consent or the ineffectiveness, lapse or termination of any Restricting Condition, the Collateral shall include, and such Loan Party shall be deemed to have granted a Lien on such property under the applicable Loan Documents as if such Restricting Condition had never been in effect; (III) the foregoing shall not constitute Excluded Collateral if the Restricting Condition was implemented or incurred in contemplation of, or for the purposes of avoiding, the attachment or perfection of Lender’s security interest hereunder, and (IV) notwithstanding any such restriction, the Collateral shall, to the extent such restriction does not by its terms apply thereto and such rights and proceeds do not otherwise constitute Excluded Collateral, include all rights incident or appurtenant to any such property, and the right to receive all proceeds derived from, or in connection with the sale, assignment or transfer of, such property (collectively, “Excluded Collateral”).

3.2 Possessory Collateral. Subject to the Intercreditor Agreement, promptly, but in any event no later than five (5) Business Days after any Loan Party’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper, in each case with a value in excess of $250,000, and any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party, to endorse or assign the same on such Loan Party’s behalf.

3.3 Further Assurances.

(a) Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, within ten (10) days of such event (or such later date as permitted by Lender in its sole discretion) (i) cause such new Subsidiary to become a Loan Party and to grant Lender a first priority Lien (subject to the terms of the Intercreditor Agreement and any Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (ii) provide, or cause the applicable Loan Party to provide, to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Lender (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all real property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 3.3 shall constitute a Loan Document.

(b) Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request in form and substance reasonably satisfactory to Lender, to create, perfect, and continue to be perfected or to better perfect Lender’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any real property acquired by any other Loan Party with a fair market value in excess of $2,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.

(c) Each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Lender shall deem reasonably necessary in order to (i) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (ii) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Lender in all Collateral (wherever located) from time to time owned by the Loan Parties, (iii) cause each Loan Party to guarantee all of the Obligations, all pursuant to documentation that is in form and substance reasonably satisfactory to Lender in its Permitted Discretion and (iv) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Lender, as Lender may reasonably request from time to time to perfect, protect, and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

3.4 UCC Financing Statements. Each Loan Party authorizes Lender to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Lender, listing such Loan Party as the debtor and Lender as the secured party, and describing the collateral covered thereby in such manner as Lender may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Each Loan Party also hereby ratifies its authorization for Lender to have filed in any filing office any financing statements filed prior to the date hereof.

3.5 Release of Liens. Subject to the Intercreditor Agreement, in the event that any Loan Party sells, transfers or otherwise disposes of all or any portion of any of the equity interests or assets of any Loan Party to a Non-Affiliate in a transaction expressly permitted by this Agreement, the Liens on such assets created by any Loan Document shall be automatically released and Lender shall take such actions and execute such documents as may be reasonably requested by the Borrowers in writing and at the Borrowers’ expense, in each case, to evidence the release of such Liens. In addition, Lender agrees to take such actions as are reasonably requested by the Borrowers in writing and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full, all Letters of Credit have been cancelled or fully cash collateralized or have expired and all amounts drawn or paid thereunder have been reimbursed in full and Lender’s commitment to make Revolving Loans has terminated in accordance with the terms of this Agreement.

4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, COLLECTIONS, APPLICATIONS OF PAYMENTS, AND INSPECTION RIGHTS.

4.1 Lock Boxes and Blocked Accounts. Each Loan Party hereby represents and warrants that all Deposit Accounts and all other depositary and other accounts maintained by each Loan Party as of the Closing Date (including any securities and/or investment accounts) are described in Section 39 of the Information Certificate(s), which description includes for each such account the name of the Loan Party maintaining such account, the name, of the financial institution at which such account is maintained, the account number, and the purpose of such account. After the Closing Date, no Loan Party shall open any new Deposit Accounts or any other depositary or other accounts (including securities and/or investment accounts) without the prior written consent of Lender (which consent may, in Lender’s discretion, be conditioned on the Loan Parties delivering a Control Agreement for such account) and without updating Section 39 of the Information Certificate(s) to reflect such Deposit Accounts or other accounts, as applicable, and ensuring such Deposit Account is subject to a Control Agreement. No Deposit Accounts or other accounts of any Loan Party shall at any time constitute a Restricted Account other than accounts expressly indicated on Section 39 of the Information Certificate(s) as being a Restricted Account (and each Loan Party hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party will, at its expense, establish (and revise from time to time as Lender may require) procedures acceptable to Lender, in Lender’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party’s Accounts and other Collateral (“Collections”), which shall include (a) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Lender either in the name of such Loan Party (but as to which Lender has exclusive access) or, at Lender’s option, in the name of Lender (a “Lock Box”), and/or (b) depositing all Collections received by such Loan Party into one or more bank accounts maintained in the name of such Loan Party (but as to which Lender has exclusive access and control) or, at Lender’s option, in the name of Lender (each, a “Blocked Account”), under an arrangement acceptable to Lender with a depository bank acceptable to Lender, pursuant to which Lender shall have sole dominion over such Blocked Account and all funds deposited into each Blocked Account shall be transferred to Lender in such manner, and with such frequency, as Lender shall specify, and/or (c) a combination of the foregoing. Each Loan Party agrees to execute, and to cause its depository banks and other account holders to execute, such Lock Box and Control Agreements and other documentation as Lender shall require from time to time in connection with the foregoing, all in form and substance acceptable to Lender, and in any event such arrangements and documents must be in place on the date hereof with respect to accounts in existence on the date hereof, or at the time of any such account being opened with respect to any such account opened after the date hereof, in each case excluding Restricted Accounts. On the Closing Date (and at all times thereafter), each Loan Party shall provide Lender with online read-only access to such Loan Party’s Deposit Accounts and investment accounts constituting securities accounts and maintain such access in effect for Lender throughout the term of this Agreement and until all Obligations have been paid in full, all in a manner acceptable to Lender in its Permitted Discretion. Prior to the Closing Date, Borrowing Agent shall deliver to Lender a complete and executed Authorized Accounts form regarding Borrowers’ operating account(s) into which the proceeds of Loans are to be paid in the form of Exhibit D annexed hereto. For the avoidance of doubt, each Loan Party acknowledges and agrees that all of its Deposit Accounts that constitute collection accounts shall be subject to full dominion Control Agreements and all of each Loan Party’s operating and disbursement Deposit Accounts shall be subject to springing Control Agreements.

4.2 Application of Payments. All amounts paid to or received by Lender in respect of the monetary Obligations, from whatever source (whether from any Borrower or any other Loan Party pursuant to such other Loan Party’s guaranty of the Obligations, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by Borrowing Agent with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Lender may disregard Borrowing Agent’s direction), be applied by Lender to the Obligations in such order as Lender may elect, and absent such election shall be applied as follows:

(a) FIRST, to reimburse Lender for all out-of-pocket costs and expenses, and all indemnified losses, incurred by Lender which are reimbursable to Lender in accordance with this Agreement and/or any of the other Loan Documents,

(b) SECOND, to any accrued but unpaid interest on any Protective Advances,

(c) THIRD, to the outstanding principal of any Protective Advances,

(d) FOURTH, to any accrued but unpaid fees owing to Lender under this Agreement and/or any other Loan Documents,

(e) FIFTH, to any unpaid accrued interest on the Obligations,

(f) SIXTH, to the outstanding principal of the Obligations, and, to the extent required by this Agreement, to cash collateralize the Letter of Credit Balance, and

(g) SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrowers or such other Person(s) as may be legally entitled thereto. For purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Lender’s receipt of an advice from Lender’s Bank (set forth in Section 5 of Schedule A) that such items have been credited to Lender’s account at Lender’s Bank (or upon Lender’s deposit thereof at Lender’s Bank in the case of payments received by Lender in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by Lender three (3) Business Days after Lender’s receipt of advice of deposit thereof at Lender’s Bank.

4.3 Notification; Verification. Lender or its designee may, from time to time, whether or not a Default or Event of Default has occurred: (a) verify directly with the Account Debtors of the Loan Parties (or by any reasonable manner and through any reasonable medium Lender considers advisable in the exercise of its Permitted Discretion) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Parties, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party or Lender or such other name as Lender may choose, (b) notify Account Debtors of the Loan Parties that Lender has a security interest in the Accounts of the Loan Parties, and (c) require any Loan Party to cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Lender, to reflect Lender’s security interest therein. Subject to the Intercreditor Agreement, Lender or its designee may, from time to time after the occurrence and during the continuance of an Event of Default: (y) direct such Account Debtors to make payment thereof directly to Lender; such notification to be sent on the letterhead of such Loan Party and substantially in the form of Exhibit E annexed hereto; and (z) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. Lender may on behalf of each Loan Party endorse all items of payment received by Lender that are payable to such Loan Party for the purposes described above.

4.4 Power of Attorney.

Each Loan Party hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at Lender’s option (and solely with respect to any actions taken by Lender under Section 4.4(a) below, in the exercise of its Permitted Discretion), but without obligation, with or without notice to such Loan Party, and at such Loan Party’s expense, to do any or all of the following, in such Loan Party’s name or otherwise, subject to the terms of the Intercreditor Agreement:

(a) (i) execute on behalf of such Loan Party any documents that Lender may deem reasonably necessary in order to perfect, protect and maintain Lender’s security interests, and priority thereof, in the Collateral (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Lender shall deem necessary or appropriate); (ii) endorse such Loan Party’s name on all checks and other forms of remittances received by Lender; (iii) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (iv) endorse or assign to Lender on such Loan Party’s behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrowers pursuant to Section 3.2; and (v) receive, open and process all mail addressed to such Loan Party at any post office box/lockbox maintained by Lender for such Loan Party or at any other business premises of Lender with Collections to be promptly transferred to the Blocked Account and any mail unrelated to Collections to be promptly remitted to such Loan Party along with copies of all other mail addressed to such Loan Party and received by Lender; and

(b) after the occurrence and during the continuance of an Event of Default and subject to the terms and conditions of Section 7 of this Agreement and the Intercreditor Agreement: (i) execute on behalf of such Loan Party any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest; (ii) execute on behalf of such Loan Party any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien; (iii) except as otherwise provided in Section 4.3 hereof, execute on behalf of such Loan Party any notice to any Account Debtor; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement or any other Loan Document; (viii) change the address for delivery of such Loan Party’s mail; (ix) vote any right or interest with respect to any Investment Property; (x) instruct any Account Debtor to make all payments due to such Loan Party directly to Lender; (xi) pay any sums required on account of such Loan Party’s taxes or to secure the release of any Liens therefor; and (xii) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14.

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred, by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations at such time. Each Loan Party agrees that Lender’s rights under the foregoing power of attorney and/or any of Lender’s other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of such Loan Party.

4.5 Disputes. Each Loan Party shall promptly notify Lender of all disputes or claims relating to its Accounts and Chattel Paper, the amount of which exceeds, individually or in the aggregate $250,000. Each Loan Party agrees that it will not, without Lender’s prior written consent, compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Lender during the existence of a Default or an Event of Default) such Loan Party may take any of such actions in the ordinary course of its business consistent with past practices, provided, that Borrowers promptly report the same to Lender to the extent the amount of any such Account or Chattel Paper exceeds $250,000.

4.6 Intentionally omitted.

4.7 Access to Collateral, Books and Records. At reasonable times, and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers, Lender and/or its representatives or agents shall have the right to inspect the Collateral, and the right to examine and copy each Loan Party’s books and records. Each Loan Party agrees to give Lender access to any or all of such Loan Party’s, and each of its Subsidiaries’, premises to enable Lender to conduct such inspections and examinations. Such inspections and examinations shall be at Borrowers’ expense and the charge therefor shall be $2,000 per person per day (or such higher amount as shall represent Lender’s then current standard charge), plus out-of-pocket expenses; provided, however, so long as no Default or Event of Default has occurred, Borrowers shall only be obligated to reimburse Lender for fees, costs and expenses related to two (2) such collateral exams, audits and inspections in any twelve month period and such limitation of Borrowers’ reimbursement obligation shall not in any way restrict the number of collateral exams, audits and inspections that Lender may conduct. Upon the occurrence and during the continuance of an Event of Default, Lender may, at Borrowers’ expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Lender, in its sole discretion, deems appropriate. Each Loan Party hereby irrevocably authorizes all accountants and other financial professional third parties to disclose and deliver to Lender, at Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties.

4.8 Appraisals. During the continuance of an Event of Default, each Loan Party will permit Lender and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Lender may designate. Such appraisals and valuations shall be at Borrowers’ expense.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Lender to enter into this Agreement, each Loan Party represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which any Loan is made or Letter of Credit is issued (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty will be made as of such earlier and/or specified date), and (ii) shall not be affected by any knowledge of, or any investigation by, Lender, and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

5.1 Existence and Authority. Each Loan Party is duly organized, incorporated, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 3 of the Information Certificate(s)) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 15 of the Information Certificate(s)), except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party of this Agreement and all of the other Loan Documents to which such Loan Party is a party have been duly and validly authorized, do not violate such Loan Party’s Organic Documents, or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents other than (x) such approvals and consents that have been already obtained, (y) as set forth in Section 5.28(c), or (z) any required approval of the FCC or any other applicable Governmental Authority prior to the assignment of any FCC License or the direct or indirect transfer of control of a Loan Party or Subsidiary of a Loan Party holding an FCC License pursuant to an exercise of remedies by any Lender; provided, that, certain of the Loan Documents will be required by applicable law to be made available upon request to the FCC. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against each of the Loan Parties who have signed them, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 18 of the Information Certificate(s) sets forth the ownership of each Borrower. Section 20 of the Information Certificate(s) sets forth the ownership of each of Borrowers’ Subsidiaries.

5.2 Names; Trade Names and Styles. The name of each Loan Party set forth in Section 1 of each Information Certificate(s) is its correct and complete legal name as of the date hereof, and no Loan Party has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 8 of the Information Certificate(s) are all prior names used by each Loan Party at any time in the past five years. Listed in Section 7 of the Information Certificate(s) are all of the present and prior trade names used by any Loan Party at any time in the past five years. Borrowers shall give Lender at least (i) thirty (30) days’ prior written notice (and will deliver an updated Section 7 or Section 8 of the Information Certificate(s), as applicable, to reflect the same) before it or any other Loan Party changes its legal name and (ii) 15 days prior written notice before it or any other Loan Party does business under any other name.

5.3 Title to Collateral; Third Party Locations; Permitted Liens. Each Loan Party has, and at all times will continue to have, good and marketable title to all of the Collateral. The Collateral is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Lender has, and will at all times continue to have, a first-priority (or junior-priority, as applicable, pursuant to the terms of the Intercreditor Agreement) perfected and enforceable security interest in all of the Collateral subject to the Permitted Liens, and each Loan Party will at all times defend Lender and the Collateral against all claims of others. None of the Collateral which is Equipment is, or will at any time, be affixed to any real property that is not subject to a mortgage in favor of Lender in such a manner, or with such intent, as to become a fixture. Except for leases or subleases as to which Borrowers shall use commercially reasonable efforts to deliver to Lender a landlord’s waiver in form and substance satisfactory to Lender, no Loan Party is or will be a lessee or sublessee under any real property lease or sublease. Except for warehouses as to which Borrowers shall use commercially reasonable efforts to deliver to Lender a warehouseman’s waiver in form and substance satisfactory to Lender, no Loan Party is or will at any time be a bailor of any Goods at any warehouse or otherwise. Upon changing any business locations after the Closing Date, Loan Parties shall provide Lender no less than 30 days written notice thereof and, to the extent such new location will contain books and records of the Loan Parties, such Loan Parties shall take commercially reasonable efforts to deliver a collateral access agreement for such location.

5.4 Accounts and Chattel Paper. As of each date reported by Borrowers, all Accounts which Borrowers have then reported to Lender as then being Eligible Billed Accounts or Eligible Unbilled Accounts, as the case may be, comply in all respects with the criteria for eligibility set forth in the definition of Eligible Billed Accounts or Eligible Unbilled Accounts. All such Accounts and Chattel Paper are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrowers in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

5.5 Electronic Chattel Paper. Unless otherwise provided in the Intercreditor Agreement, to the extent that any Loan Party obtains or maintains any Electronic Chattel Paper with an individual or aggregate value in excess of $250,000, such Loan Party shall promptly create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (b) the authoritative copy identifies Lender as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by Lender or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6 Capitalization; Investment Property.

(a) No Loan Party, directly or indirectly, owns, or shall at any time own, any Equity Interests of any other Person except as set forth in Sections 20 and 41 of the Information Certificate(s), which such Sections of the Information Certificate(s) list all Investment Property owned by each Loan Party, except in each case for Permitted Investments.

(b) None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c) The Pledged Equity pledged by each Loan Party hereunder constitutes all of the issued and outstanding Equity Interests of each Issuer owned by such Loan Party.

(d) All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal, or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e) Each Loan Party has caused each Issuer to amend or to otherwise modify its Organic Documents, books, records, and related agreements, documents, and instruments, as applicable, to reflect the rights and interests of Lender hereunder, and to the extent required to enable and empower Lender to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity and other Investment Property.

(f) Subject to the Intercreditor Agreement, each Loan Party will take any and all actions reasonably required or requested by Lender, from time to time, to (i) cause Lender to obtain exclusive control of any Investment Property in a manner reasonably acceptable to Lender and (ii) obtain from any Issuers and such other Persons as Lender shall specify, for the benefit of Lender, written confirmation of Lender’s exclusive control over such Investment Property and take such other actions as Lender may reasonably request to perfect Lender’s security interest in any Investment Property. For purposes of this Section 5.6, Lender shall have exclusive control of Investment Property if (A) pursuant to Section 3.2, such Investment Property consists of certificated securities and the applicable Loan Party delivers such certificated securities to Lender (with all appropriate endorsements); (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party delivers such uncertificated securities to Lender or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with instructions originated by Lender without further consent by the applicable Loan Party, and (C) such Investment Property consists of security entitlements and either (x) Lender becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with entitlement orders originated by Lender without further consent by the applicable Loan Party. Each Loan Party that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its Equity Interests are securities governed by Article 8 of the UCC.

(g) No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

(h) No Loan Party shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Lender’s Lien on any of the Investment Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

(i) In the case of any Loan Party which is an Issuer, such Issuer agrees that the terms of Section 7.3(g)(iii) of this Agreement shall apply to such Loan Party with respect to all actions that may be required of it pursuant to such Section 7.3(g)(iii) regarding the Investment Property issued by it.

(j) No Loan Party or any Subsidiary of such Loan Party is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents; provided, however, that the ability to pledge or grant a security interest in the FCC Licenses of a Loan Party may be limited by, and shall be subject at all times to, the Communications Laws.

5.7 Commercial Tort Claims. No Loan Party has any Commercial Tort Claims with a claimed value in excess of $250,000 pending other than those listed in Section 40 of the Information Certificate(s), and each Loan Party shall promptly (but in any case no later than five (5) Business Days thereafter) notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party with a claimed value in excess of $250,000. Such notice shall constitute such Loan Party’s authorization to amend such Section 40 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 40 to include such Commercial Tort Claim.

5.8 Jurisdiction of Organization; Location of Collateral. Sections 14 and 27-32 of the Information Certificate(s) set forth (a) each place of business of each Loan Party (including its chief executive office), (b) all locations where all Equipment and other Collateral owned by each Loan Party is kept, and (c) whether each such Collateral location and/or place of business (including each Loan Party’s chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 27-32 of the Information Certificate(s). Each Loan Party will give Lender at least thirty (30) days’ prior written notice before changing its jurisdiction of organization, opening any additional place of business or changing its chief executive office or the location of its books and records.

5.9 Financial Statements and Reports; Solvency.

(a) All financial statements delivered to Lender by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP in all material respects and completely and fairly reflect the financial condition of each Loan Party and its Subsidiaries covered thereby, at the times and for the periods therein stated.

(b) As of the date hereof (after giving effect to the Loans and Letters of Credit to be made or issued on the date hereof, and the consummation of the transactions contemplated hereby), including the execution and delivery of the Term Debt Documents and the making of extensions of credit thereunder on the date hereof), and as of each other day that any Loan or Letter of Credit is made or issued (after giving effect thereof), (i) the fair saleable value of all of the assets and properties of the Loan Parties on a consolidated basis, exceeds the aggregate liabilities and Indebtedness of the Loan Parties (including contingent liabilities), (ii) the Loan Parties, on a consolidated basis, are solvent and able to pay their debts as they come due, (iii) the Loan Parties, on a consolidated basis, have sufficient capital to carry on their business as now conducted and as proposed to be conducted, (iv) no Loan Party is contemplating either the court supervised liquidation of all of its assets or property, or the filing of any petition under any state, federal, or other bankruptcy or insolvency law, and (v) no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

5.10 Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable Taxes, assessments, deposits and contributions owing by such Loan Party and will timely pay all such items in the future as they became due and payable. For the avoidance of doubt, notwithstanding anything herein to the contrary, the Loan Parties shall be permitted to pay Permitted Tax Distributions. Each Loan Party may, however, defer payment of any contested taxes; provided, that such Loan Party (a) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (c) posts bonds or takes any other commercially reasonable steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (d) maintains adequate reserves therefor in conformity with GAAP. No Loan Party is aware of any claims or adjustments proposed for any prior tax years that could result in additional taxes becoming due and payable by any Loan Party. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of any Loan Party or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $50,000 on any Loan Party. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate on any Loan Party in excess of $50,000. No ERISA Event has occurred, and no Loan Party or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $50,000. Each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to any Loan Party or any ERISA Affiliate in excess of $50,000. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to any Loan Party or ERISA Affiliate in excess of $50,000. No Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000. No Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $50,000.

5.11 Compliance with Laws; Intellectual Property; Licenses.

(a) Each Loan Party has complied, and will continue at all times to comply with all provisions of all applicable laws and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes, ERISA and other employee matters, and safety and environmental matters, the non-compliance of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or liability in excess of $500,000.

(b) No Loan Party has received written notice of default or violation, nor is any Loan Party in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or liability in excess of $500,000. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law. Except as could not reasonably be expected to have a Material Adverse Effect or result in liability in excess of $500,000, no Loan Party or any real property owned, leased or used in the operation of the business of any Loan Party is subject to any federal, state or local investigation to determine whether any remedial action is needed to address any hazardous materials or an environmental release (as that term is defined under environmental and health and safety laws) at, on, or under any real property currently leased, owned or used by a Loan Party nor is a Loan Party liable for any environmental release identified or under investigation at, on or under any real property previously owned, leased or used by a Loan Party. Except as could not reasonably be expected to have a Material Adverse Effect or result in liability in excess of $500,000, no Loan Party has any contingent liability with respect to any environmental release, environmental pollution or hazardous material on any real property now or previously owned, leased or operated by it.

(c) No Loan Party owns any Intellectual Property, except as set forth in Sections 34-36 of the Information Certificate(s). Except as set forth in Section 37 of the Information Certificate(s), none of the Intellectual Property owned by any Loan Party is the subject of any licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor. Each Loan Party shall promptly (but in any event within thirty (30) days thereafter) notify Lender in writing of any additional Intellectual Property acquired or arising after the Closing Date and shall submit to Lender a supplement to Sections 34-36 of the Information Certificate(s) to reflect such additional rights (provided, that, such Loan Party’s failure to do so shall not impair Lender’s security interest therein). Each Loan Party shall execute a separate security agreement granting Lender a security interest in such Intellectual Property (whether owned on the Closing Date or thereafter), in form and substance reasonably acceptable to Lender and suitable for registering such security interest in such Intellectual Property with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable (provided, that, such Loan Party’s failure to do so shall not impair Lender’s security interest therein). Each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party’s business, and each Loan Party is in compliance, and will continue at all times to comply, in all material respects with all licenses, user agreements and other such agreements regarding the use of Intellectual Property that are necessary to the conduct of its business as currently conducted. No Loan Party has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

(d) Each Loan Party has and will continue at all times to have, all federal, state, local and other licenses and permits that are material to its business and required to be maintained in connection with such Loan Party’s business operations, and its ownership, use and operation of any real property, and all such licenses and permits, necessary for the operation of the business are valid and will remain and in full force and effect other than licenses and permits the failure of which to be valid and in full force and effect could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect or liability in excess of $500,000. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn. Without limiting the foregoing, each Loan Party has, and will continue at all times to have, complied with the requirements of all Main Station FCC Licenses in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof, and no Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any Main Station FCC Licenses to be voided, revoked or withdrawn.

(e) In addition to and without limiting the generality of clause (a) above, (i) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Plans, (ii) without the prior written consent of Lender, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (iii) allow any facts or circumstances to exist with respect to one or more Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (iv) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (v) operate each Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (vi) furnish to Lender upon Lender’s written request such additional information about any Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (y) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (z) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

(f) Except as set forth on Section 58 of the Information Certificate, as of the Closing Date, the operation of the business of the Loan Parties complies and has complied in all material respects with the Communications Laws. As of the Closing Date, Section 59 of the Information Certificate lists all Main Station FCC Licenses and the Loan Party or Subsidiary that is the licensee of each such Main Station FCC License, which Main Station FCC Licenses, together with certain ancillary authorizations issued by the FCC, are all of the material FCC Licenses necessary to operate the business as currently conducted by the Loan Parties and the Subsidiaries, and all such Main Station FCC Licenses have been validly issued in the name of a Borrower or one of its Subsidiaries. Except as set forth on Section 59 of the Information Certificate, as of the Closing Date, the Main Station FCC Licenses that have been issued are in full force and effect, are valid for the balance of the current license term of the applicable Main Station FCC License, to the best of the Loan Parties’ knowledge, are unimpaired by any act or omissions of the Borrowers, any Subsidiary thereof or any of their respective employees, agents, officers, directors or stockholders and are free and clear of any material restrictions, except restrictions or conditions of general applicability or appearing on the face of such Main Station FCC License or as otherwise would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 59 of the Information Certificate as of the Closing Date, there are no proceedings or complaints pending or, to the best of the Loan Parties’ knowledge, threatened with respect to the Main Station FCC Licenses or otherwise before the FCC that may have a material adverse effect on the Loan Parties’ business. The Loan Parties are not aware of any facts or conditions that could reasonably expect to cause or permit any Main FCC Station Licenses to be revoked or subject to material limitations or conditions adversely affecting the operations of the Stations. All information provided by the Loan Parties contained in any pending applications for modification, extension or renewal of the Main Station FCC Licenses or other applications filed with the FCC by any of the Loan Parties is true, complete and accurate in all material respects. All information provided by the Loan Parties contained in any application for FCC consent to the transactions contemplated by hereby or by the Term Debt Documents, is true, complete and accurate in all material respects.

5.12 Litigation. Section 50 of the Information Certificate(s) discloses all claims, proceedings, litigation or investigations pending or (to the best of each Loan Party’s knowledge) threatened against any Loan Party as of the Closing Date. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party) which would reasonably be expected to result, either separately or in the aggregate, in liability in excess of $500,000 for the Loan Parties, in any Material Adverse Effect, or in any material impairment in the ability of any Loan Party to carry on its business in substantially the same manner as it is now being conducted.

5.13 Use of Proceeds. All proceeds of all Loans and Letters of Credit shall be used by Borrowers solely (a) intentionally omitted, (b) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (c) for Borrowers’ working capital purposes and (d) for such other purposes as specifically permitted pursuant to the terms of this Agreement. All proceeds of all Loans and Letters of Credit will be used solely for lawful business purposes.

5.14 Insurance.

(a) Each Loan Party will at all times carry property, liability and other insurance, with insurers reasonably acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as are customary for similarly situated companies and reasonably acceptable to Lender, and upon Lender’s reasonable request Borrowers will provide Lender with evidence reasonably satisfactory to Lender that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 49 of the Information Certificate(s). Each property insurance policy shall name Lender as lender loss payee and shall contain a lender’s loss payable endorsement in form acceptable to Lender, each liability insurance policy shall name Lender as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Lender, all in form and substance reasonably satisfactory to Lender. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty (30) days’ prior written notice to Lender (or ten (10) days in the case of cancellation for non-payment of premium), and shall otherwise be in form and substance reasonably satisfactory to Lender. Borrowers shall advise Lender promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrowers shall promptly deliver to Lender copies of all notices and related documentation received by any Loan Party in connection with the same.

(b) Borrowers shall deliver to Lender no later than fifteen (15) days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 5.14. Borrowers shall deliver to Lender, upon Lender’s request, certificates evidencing such insurance coverage in such form as Lender shall reasonably request. If any Loan Party fails to provide Lender with a certificate of insurance or other evidence of the continuing insurance coverage required by this Agreement within the time period set forth in the first sentence of this Section 5.14(b), Lender may purchase insurance required by this Agreement at Borrowers’ expense. This insurance may, but need not, protect any Loan Party’s interests.

5.15 Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept and will at all times keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party will cause to be prepared and furnished to Lender, in each case in a form and in such detail as is reasonably acceptable to Lender the following items (the items to be provided under this Section 5.15 shall be delivered to Lender by posting on ABLServe (or, if requested by Lender, by another form of Approved Electronic Communication or in writing)).

(a) Annual Financial Statements. Not later than one hundred twenty (120) days after the close of each Fiscal Year, unqualified, audited financial statements of Ultimate Parent and its Subsidiaries as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated (and solely upon request, consolidating) basis, audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Ultimate Parent but acceptable to Lender, together with a copy of any management letter issued in connection therewith; provided, that, with respect to the audited financials for the Fiscal Year ending December 31, 2025, such financials will contain a going concern qualification. Concurrently with the delivery of such financial statements delivered pursuant to this clause (a), Borrowing Agent shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.26, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;

(b) Interim Financial Statements. Not later than thirty (30) days after the end of each month hereafter, including the last month of each Fiscal Year, (i) the Monthly Financial Model and (ii) unaudited interim financial statements of Ultimate Parent and its Subsidiaries as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated (and, solely upon request, consolidating) basis, certified by an Authorized Officer of Borrowing Agent as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of Ultimate Parent and its Subsidiaries for such month and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements pursuant to this clause (b), Borrowing Agent shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.26, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence.

(c) Borrowing Base / Collateral Reports / Insurance Certificates / Information Certificate(s)s / Other Items. The items described on Schedule D hereto by the respective dates set forth therein.

(d) Projections, Etc. Not later than forty-five (45) days prior to the end of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated and consolidating basis, which projections shall include for each such period Borrowing Base projections, profit and loss projections, balance sheet projections, income statement projections and cash flow projections, together with appropriate supporting details and a statement of underlying assumptions used in preparing such projections;

(e) Shareholder Reports, Etc. To the extent the following are not publicly available on the website of the Securities and Exchange Commission, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f) ERISA Reports. Copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Lender and in addition, each Loan Party shall promptly notify Lender upon having knowledge of any ERISA Event; and

(g) Tax Returns. Upon request from Lender, each federal and state income tax return filed by any Loan Party promptly, together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.

(h) Notification of Certain Changes. Borrowers will promptly (and in no case later than the earlier of (i) three (3) Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notify Lender in writing of:

(i) the occurrence of any Default or Event of Default,

(ii) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect,

(iii) any change in any Loan Party’s Senior Officers or directors,

(iv) any investigation, action, suit, proceeding or claim (or any development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party, the Collateral or which could reasonably be expected to have a Material Adverse Effect,

(v) any violation or asserted violation of any applicable law (including OSHA or any environmental laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect or otherwise result in material liability to any Loan Party,

(vi) any other event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in a Material Adverse Effect,

(vii) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party,

(viii) any change in any Loan Party’s certified accountant,

(ix) any citation, “Notice of Apparent Liability for Forfeiture”, “Notice of Violation” or “Order to Show Cause” issued by the FCC or any petition seeking revocation or the denial of renewal of any Main Station FCC License, in each case, with respect to any Loan Party,

(x) any suspension or interruption of regular broadcast operations by a main Station, or a failure by any such main Station to broadcast with its FCC-licensed facilities, which suspension, interruption or failure persists for five (5) consecutive Business Days, or ten (10) Business Days in any thirty (30) consecutive day period;

(xi) the filing, commencement of, or any development in, any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary of any Loan Party and any Governmental Authority, including, without limitation, the FCC, and

(xii) copies of any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any Main Station FCC License, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of any Loan Party pursuant to any Main Station FCC License.

In the event of each such notice under this Section 5.15(h), Borrowers shall give notice to Lender of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

(i) Other Information. Promptly upon request, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party’s business or financial condition or results of operations.

5.16 Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party shall, without expense to Lender, make reasonably available each Loan Party, such Loan Party’s officers, employees and agents, and any Loan Party’s books and records, without charge, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.17 Maintenance of Collateral, Etc. Each Loan Party will maintain all of the Collateral in good working condition, ordinary wear and tear excepted and dispositions permitted hereunder excepted, and no Loan Party will use the Collateral for any unlawful purpose.

5.18 Material Contracts. Except as expressly disclosed in Section 53 of the Information Certificate(s), no Loan Party is (a) a party to any contract which has had or could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $500,000 (a “Material Contract”).

5.19 No Default. No Default or Event of Default has occurred and is continuing.

5.20 No Material Adverse Change. Since December 31, 2025, no event, circumstance or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties.

5.21 Full Disclosure. No written report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party or any of their respective Affiliates to Lender in connection with this Agreement or any other Loan Document contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein (other than forward-looking information, projections and information of a general economic nature and general information about the industry of a Loan Party or any Subsidiary) not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party uniquely, there is no fact presently known to any Loan Party which has not been disclosed to Lender, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22 Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) has engaged in or will at any time engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations.

5.23 Ultimate Parent and Parent. Ultimate Parent and Parent do not and shall not at any time (a) engage in any business activities other than serving as a passive holding company for Borrowers, (b) have any material assets other than the outstanding shares of Equity Interests issued by Borrowers (or another Loan Party), (c) have any Subsidiaries other than those set forth in Section 20 the Information Certificate(s), or (d) have any material liabilities other than the Obligations and the Term Debt Permitted Indebtedness.

5.24 Term Debt Permitted Indebtedness.

(a) Borrowers have furnished Lender a true, correct and complete copy of each material Term Debt Document. No statement or representation made in any of the Term Debt Documents by Borrowers or any other Loan Party or, to Borrowers’ knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time that such statement or representation is made. Each of the representations and warranties of the Loan Parties set forth in each of the Term Debt Documents are true and correct in all respects as of the time such representations and warranties were made.

(b) Each Borrower and each other Loan Party acknowledges that Lender is entering into this Agreement and extending credit and making the Loans in reliance upon the Intercreditor Agreement and this Section 5.24.

5.25 Negative Covenants.

(a) No License Subsidiary shall (i) engage in any business (other than (x) the holding of the FCC Licenses or records relating thereto, (y) actions required to maintain such FCC Licenses in full force and effect, and (z) actions required to maintain its separate corporate, limited liability company, partnership or other legal existence or to perform its obligations under any of the Loan Documents to which it is a party), (ii) own any assets (other than the FCC Licenses or records relating thereto), (iii) create or permit to exist any Liens on any of its assets except Permitted Liens, or (iv) incur any obligations or any other Indebtedness (other than Permitted Indebtedness).

(b) No Loan Party, other than a License Subsidiary, shall hold any Main Station FCC License material to the operation of the Business.

(c) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without Lender’s prior written consent:

(i) merge or consolidate with another Person, except that a Loan Party may merge or consolidate with another Loan Party so long as (A) such Loan Party shall provide Lender with ten (10) days’ prior written notice of such merger or consolidation, (B) in connection with any merger or consolidation to which a Borrower is a party, such Borrower must be the surviving entity of merger or consolidation, (C) in connection with any merger or consolidation between a Loan Party and any of its Subsidiaries which is not a Loan Party, such Loan Party must be the surviving entity of merger or consolidation, and (D) such Loan Party shall deliver to Lender all of the relevant agreements, documents and instruments evidencing such merger or consolidation;

(ii) acquire any assets except in the ordinary course of business and as otherwise expressly permitted by this Agreement;

(iii) enter into any transaction outside the ordinary course of business that is not expressly permitted by this Agreement;

(iv) sell, transfer, return, or dispose of any Collateral or other assets with an aggregate value in excess of $10,000 in any calendar month, other than:

(A) Permitted Station Sales so long as the proceeds of such sales are applied to repay the Loans in accordance with Section 1.8(b) of this Agreement and/or to repay the Term Debt Permitted Indebtedness in accordance with Section 5.25(c)(xii) of this Agreement,

(B) any sale, lease, transfer or other disposition by a Loan Party to any other Loan Party (other than a License Subsidiary) in the ordinary course of business and not otherwise prohibited by this Agreement,

(C) any sale, disposition, or transfer of obsolete, worn-out or unneeded Equipment, so long as the proceeds of such sale, disposition or transfer are applied to repay the Loans in accordance with Section 1.8(a) of this Agreement or to repay the Term Debt Permitted Indebtedness in accordance with Section 5.25(c)(xii) of this Agreement,

(D) any sale, lease, transfer or other disposition constituting a Permitted Investment,

(E) dispositions and transfers of cash and cash equivalents in the ordinary course of business and not in violation of this Agreement,

(F) transfers of FCC Licenses by a Loan Party or any Subsidiary of any Loan Party or one or more of its Subsidiaries to a License Subsidiary, and

(G) any sale, disposition or transfer of Term Debt Priority Collateral that is not sold, disposed of or transferred as part of a Permitted Station Sale so long as (a) such transaction is permitted by the Term Debt Documents (as in effect on the date hereof), (b) no Overadvance exist at the time of, or after giving pro forma effect to, such sale, and (c) the proceeds of such transaction are applied to repay the Loans in accordance with Section 1.8(b) and/or to repay the Term Debt Permitted Indebtedness in accordance with Section 5.25(c)(xii). Any transaction satisfying this clause (G) shall be referred to as a “Permitted Term Debt Asset Sale.”

(v) make any loans to, or investments in, any Affiliate or other Person in the form of money or other assets; provided, that (A) Borrowers may make loans and investments in their respective wholly-owned domestic Subsidiaries that are Loan Parties, (B) a Loan Party may make loans to, and investments in, another Loan Party, (C) a Loan Party may acquire Permitted Investments, (D) a Loan Party may receive minority investments in Persons given to such Loan Party by such Person in exchange for services provided by the applicable Loan Party, and (E) a Loan Party may make loans not involving the transfer of cash or cash equivalents to officers, directors, employees or consultants of such Loan Party for the purchase of equity interests, or rights to acquire equity interests, issued for compensatory purposes;

(vi) incur any Indebtedness other than the Obligations and Permitted Indebtedness;

(vii) create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever, other than in favor of Lender to secure the Obligations, on any of the Collateral whether now or hereafter owned, other than Permitted Liens;

(viii) guaranty or otherwise become liable with respect to the obligations of any Person other than (A) the Obligations and (B) guarantees in respect of Permitted Indebtedness;

(ix) pay or declare any dividends or other distributions on any Loan Party’s Equity Interests or redeem, retire, purchase or otherwise acquire, directly or indirectly, any Loan Party’s Equity Interests (each a “Restricted Payment”) other than:

(A) dividends payable solely in capital stock or other Equity Interests of such Loan Party and dividends and distributions to Borrowers; and

(B) so long as no Event of Default exists or would result therefrom, each Borrower may make quarterly distributions to its members to permit such members to pay estimated federal and state income taxes then required to be made by such members as a result of being taxed on all or a portion of such Borrower’s Net Income, as a result of such Borrower being a limited liability company (“Permitted Tax Distributions”); provided, that, prior to paying any such distribution, Borrowers shall provide Lender with a statement and supporting documentation showing how the amount of such distributions was calculated and the same shall be subject to Lender’s approval in its Permitted Discretion, prior to the making of any such distribution. When the applicable Borrower’s fiscal year-end financial statements have been completed, if the amount of Permitted Tax Distributions so paid to such Borrower’s members during such year exceeds the amount of the federal and state income tax payable by them as a result of their being taxed on all or a portion of such Borrower’s Net Income, then such Borrower shall cause such members to make cash capital contributions to such Borrower in an amount equal to the excess within ten (10) days after the amounts thereof have been determined, and in the event any of such Borrower’s members are entitled to a tax refund as a result of losses incurred by such Borrower, such Borrower shall cause such members to make cash capital contributions to such Borrower in an amount equal to such refunds within ten (10) days after their receipt of the same;

(C) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Ultimate Parent, or any Subordinated Indebtedness (as defined in the Term Debt Documents) (but solely to the extent constituting Permitted Indebtedness hereunder) of Ultimate Parent or any Loan Party; provided that: (a) such payment is made solely with the net cash proceeds of a substantially concurrent issuance of Equity Interests of Parent (other than Disqualified Equity Interests); (b) such proceeds are not derived, directly or indirectly, from Indebtedness or from any Collateral (other than Equity Interest that is not Disqualified Equity Interest); (c) such issuance and payment occur within 1 Business Day of each other; (d) no Default or Event of Default exists or would result therefrom; and (e) no proceeds of Revolving Loans are used, directly or indirectly, in connection therewith;

(D) non-cash repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee

(E) Restricted Payments by Ultimate Parent or a Loan Party, in each case without duplication, to (i) pay the Loan Parties’ franchise taxes and other fees, taxes and expenses required to maintain their corporate existence in the ordinary course of business, (ii) pay customary and reasonable salaries, bonuses, customary indemnification obligations and customary other benefits payable to directors, officers and employees of a Loan Party in the ordinary course of business, (iii) pay general corporate operating and overhead costs and expenses of a Loan Party in the ordinary course of business, including, without limitation, reasonable and documented legal, accounting and professional fees, and (iv) pay reasonable and documented fees and expenses to non-Affiliates related to any equity or debt offering or other financing transaction that would be permitted hereunder;

(x) dissolve or elect to dissolve;

(xi) engage, directly or indirectly, in a business other than the business which is being conducted on the date hereof or any business reasonably related, incidental or ancillary thereto, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(xii) pay any principal or other amount on (including, without limitation, any excess cash flow payments, change of control payments, or any redemption and/or repurchase of) the Term Debt Permitted Indebtedness (other than as set forth in clauses (A) and (B) below), or any other Indebtedness that is contractually subordinated to Lender in violation of the applicable subordination or intercreditor agreement or optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, except that, the Loan Parties may (1) pay the Obligations in accordance with this Agreement and (2) make the following payments in respect of the Term Debt Permitted Indebtedness:

(A) with respect to the Permitted First Lien Term Debt, (1) cash payments of regularly scheduled (non-default) interest accruing in respect of the Permitted First Lien Term Debt (at the rates set forth in the applicable Term Debt Documents on the date hereof), (2) subject to Section 1.8, payments of principal solely to the extent the Past Due Eligibility Criteria Activation Date has occurred and such payments are made from (and do not exceed) the Net Proceeds of: (w) a Permitted Term Debt Asset Sale, (x) dispositions of Term Debt Priority Collateral disposed of in a Permitted Station Sale, (y) 50% of the Net Proceeds of (i) an issuance by any Loan Party to any Person (other than to another Loan Party) of any Equity Interests (other than Disqualified Equity Interest) after the Closing Date (but excluding a Permitted Term Debt Conversion), or (ii) a capital contribution from any Person (other than from another Loan Party), and (z) Permitted Indebtedness (other than the Obligations) incurred in compliance with this Agreement and the Intercreditor Agreement; and (3) payment of the Consent Fees in accordance with the Intercreditor Agreement; and

(B) with respect to the Permitted PIK Term Debt, (A) the accrual of regularly scheduled (non-default) interest paid in kind (and not in cash) by adding such interest to the principal of such Permitted PIK Term Debt (at the rates set forth in the applicable Term Debt Documents on the date hereof), (B) following the payment in full of all Permitted First Lien Term Debt and subject to Section 1.8, payments of principal solely to the extent the Past Due Eligibility Criteria Activation Date has occurred and such payments are made from (and do not exceed) the Net Proceeds of (w) a Permitted Term Debt Asset Sale, (x) dispositions of Term Debt Priority Collateral disposed of in a Permitted Station Sale, (y) 50% of the Net Proceeds of (i) an issuance by any Loan Party to any Person (other than to another Loan Party) of any Equity Interests (other than Disqualified

Equity Interest) after the Closing Date (but excluding a Permitted Term Debt Conversion), or (ii) a capital contribution from any Person (other than from another Loan Party), and (z) Permitted Indebtedness (other than the Obligations) incurred in compliance with this Agreement and the Intercreditor Agreement; provided, that, in no event shall such Net Proceeds from any of the transactions described in (w) through (z) be applied to pay any of the Dissenting Permitted Unsecured PIK Term Debt; and

(C) the consummation of any Permitted Term Debt Conversion;

(xiii) enter into any transaction with an Affiliate other than (i) transactions between or among Loan Parties expressly permitted by this Agreement and (ii) transactions on arms-length terms in the ordinary course of business in a manner consistent with past practices with terms no less favorable to a Loan Party than such Loan Party would have obtained from a non-Affiliate;

(xiv) change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization except as provided for in Section 5.8;

(xv) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party’s Organic Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Lender, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Lender no less than five (5) Business Days prior to being effectuated;

(xvi) enter into or assume any agreement prohibiting the creation or assumption of any Lien on the Collateral to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired;

(xvii) create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Documents) of any kind on the ability of any such Person to pay or make any dividends or distributions to Borrowers, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to Borrowers, except (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (B) customary terms and conditions in respect of any Permitted Indebtedness or Permitted Liens;

(xviii) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of the Term Debt Documents in violation of the Intercreditor Agreement; provided, that, in no event shall any such amendment and/or modification change the Term Debt Maturity Date or grant any security for, or add more restrictive covenants applicable to, the Dissenting Permitted Unsecured PIK Term Debt; or

(xix) (A) divide or enter into any plan of division pursuant to section 18-217 of the Delaware Limited Liability Company Act or any similar stature or provision under any applicable law or otherwise, (B) dispose of any property through a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law or (C) make any payment or distribution pursuant to a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law;

(xx) except for any such failure that could not reasonably be expected to have a Material Adverse Effect, operate its businesses other than in accordance with the Communications Laws and the terms and conditions of the FCC Licenses;

(xxi) except for any such failure that could not reasonably be expected to have a Material Adverse Effect, fail to file any report or application or pay any regulatory, filing or franchise fee pertaining to the business which is required to be filed with or paid to the FCC or any other Governmental Authority;

(xxii) shall take any action that would or could cause the FCC or any other Governmental Authority to institute any proceedings for the cancellation, revocation, non-renewal, short-term renewal or material adverse modification of any of the Main Station FCC Licenses or take or permit to be taken any other action within its control that would or could result in non-compliance with the requirements of the Communications Laws if, in either case, to take or permit to be taken any such action could reasonably be expected to have a Material Adverse Effect; or

(xxiii) except for actions or failures to perform any act or fulfill any duty, obligation or responsibility as a result of any occurrence beyond its control (which include but not be limited to, any act of God, riots, wars, fires, earthquakes or other natural disasters, terrorism, provision of any present or future law or regulation or act of any Governmental Authority, civil unrest, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, utility failure, computer hardware or software failure, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system), no Loan Party shall permit or suffer the suspension or interruption of regular broadcast operations by a Station, or a failure by any such Station to broadcast with its FCC-licensed facilities, which suspension, interruption, or failure persists for five (5) consecutive Business Days, or ten (10) Business Days in any thirty (30) consecutive day period, if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.26 Financial Covenants. Each Loan Party shall at all times comply with the financial covenants described on Schedule E.

5.27 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a material liability.

5.28 FCC Matters.

(a) All FCC Licenses of the Loan Parties and their Subsidiaries, now owned or hereafter acquired, shall be held by one or more License Subsidiaries that are Loan Parties (and any License Subsidiary may own more than one FCC License).

(b) The Loan Parties shall, and shall cause their Subsidiaries to, at all times maintain the Main Station FCC Licenses and all other licenses, permits, permissions and other authorizations necessary to operate the Business as presently or as proposed to be conducted by the Loan Parties except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) After the Closing Date, the Borrower shall (i) identify this Agreement in each Station’s local public inspection file and make redacted copies thereof (as approved by the Lender) available as required by applicable law and (ii) provide a copy of this Agreement to the FCC upon request.

5.29 Post Closing Matters. Loan Parties shall execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Exhibit B, in each case, on or prior to the deadlines specified on Exhibit B (or such later dates as Lender may agree in its sole discretion).

5.30 Restructuring Consultant. On or prior to the Closing Date, and at all times thereafter, the Loan Parties shall retain the services of a restructuring firm acceptable to Lender pursuant to an engagement letter and/or services agreement in form and substance acceptable to Lender (which shall, without limiting the generality of the foregoing, include the services set forth on Exhibit I attached hereto). Lender agrees that, as of the Closing Date, Riveron Consulting LLC is an acceptable restructuring firm.

6.	LIMITATION OF LIABILITY AND INDEMNITY.

6.1 Limitation of Liability. In no circumstance will Lender, any Participant, any of their respective successors and assigns, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys or agents (the “Released Parties”) be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 6.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

6.2 Indemnity/Currency Indemnity.

(a) Each Loan Party hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, losses, demands, obligations, actions, causes of action, fines, penalties, costs and expenses (including attorneys’ fees and consultants’ fees), of every nature, character and description (including, without limitation, natural resources damages, property damage and claims for personal injury), which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Letter of Credit, any Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including, without limitation, any loss or claim due to any action or inaction taken by the issuer of any Letter of Credit or Lender) (and for this purpose any charges to Lender by any issuer of Letters of Credit shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, including any breach of any covenant or representation or warranty relating to any environmental and health and safety laws or an environmental release, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

(b) If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 1.7(c)), then, to the extent permitted by law, conversion shall be made at the exchange rate reasonably selected by Lender on the Business Day before the day on which judgment is given (or for the purposes of Section 1.7(c), on the Business Day on which the payment was received by the Lender). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, each Loan Party shall to the extent permitted by law, on the date of receipt by Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by Lender on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Lender in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(b)) which the Lender is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(b)) originally due to it, each Loan Party shall to the extent permitted by law jointly and severally indemnify and save Lender harmless from and against loss or damage arising as a result of such deficiency.

7.	EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) if any warranty, representation, statement, report or certificate made or delivered to Lender by or on behalf of any Obligor is untrue or misleading in any material respect;

(b) if any Obligor fails to pay to Lender, (i) when due, any principal or interest payment required under this Agreement or any other Loan Document, or (ii) within three (3) Business Days when due, any other monetary Obligation;

(c) (1) if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in Section 3.2, 4.1, 4.6, 4.7, 5.2 (limited to the last sentence of Section 5.2), 5.3, 5.13, 5.14, 5.15, 5.17, 5.24, 5.25, 5.26, 5.28, 5.29, or 5.30 of this Agreement; or

(2) if any Obligor defaults in the due observance or performance of any covenant, condition or agreement contained in any provision of this Agreement or any other Loan Document to which such Obligor is a party (but excluding Sections 7.1(a), (b) or (c)(1) of this Agreement), and the continuance of such default unremedied for a period of fifteen (15) Business Days; provided, that such fifteen (15) Business Day grace period shall not be available for any default that is not reasonably capable of being cured within such period or for any intentional default;

(d) if one or more judgments aggregating in excess of $500,000 (not fully covered by insurance as to which the relevant insurance company has not disputed and/or denied coverage) is obtained against any Loan Party which remains unstayed or unvacated for more than thirty (30) days or is enforced;

(e) any default with respect to any Indebtedness (other than the Obligations) of any Loan Party in a principal amount in excess of $500,000 if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);

(f) the dissolution, death, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Obligor (or of any general partner of any Loan Party if it is a partnership);

(g) if any Obligor shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h) the commencement of an involuntary case or other proceeding against any Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and the same is not dismissed within sixty (60) days, or if an order for relief is entered against any Obligor under any bankruptcy insolvency or other similar applicable law as now or hereafter in effect;

(i) the actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Obligor;

(j) if any Loan Party makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

(k) if there is any actual indictment or conviction of any Borrower, any Guarantor or any of their respective Senior Officers under any criminal statute in each case related to a felony committed in the direct conduct of any Borrower’s, or such Guarantor’s business, as applicable;

(l) the occurrence of a Change of Control;

(m) intentionally omitted;

(n) if any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law and to Permitted Liens) on any material portion of the Collateral, or any Obligor shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first priority lien (subject only to any priority accorded by law and to Permitted Liens) on the assets or properties purported to be covered thereby;

(o) if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);

(p) if (A) the outstanding balance of all Revolving Loans and the Letter of Credit Balance exceeds, at any time, the lesser of (x) the Maximum Revolving Facility Amount and (y) the Borrowing Base, or (B) any of the Loan Limits for Revolving Loans are, at any time, exceeded;

(q) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party or any ERISA Affiliate, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000;

(r) If (i) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business, (ii) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, or (iii) there is a cessation of any material part of any Loan Party’s business for a material period of time;

(s) (i) an “Event of Default” (as defined in the Term Debt Documents) has occurred under the Term Debt Documents, which “Event of Default” shall not have been cured or waived within any applicable grace period; (ii) termination or breach of the Intercreditor Agreement by Borrowers, (iii) the attempt by any Borrower to terminate or challenge in writing the validity of its obligations under the Intercreditor Agreement or (iv) the Intercreditor Agreement ceases to be enforceable;

(t) (i) any Loan Party shall lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate, forfeit or suffer a material adverse amendment to, any Main Station FCC License, which could reasonably be expected to have a Material Adverse Effect; or (ii) the FCC shall schedule or conduct a formal hearing on the revocation of any Main Station FCC License held by a Loan Party, which could reasonably be expected to have a Material Adverse Effect; or

(u) the FCC shall issue an order (i) rescinding, vacating or reversing, or materially adversely modifying the terms of, any FCC Consent, (ii) requiring the reversal of any transaction for which FCC Consent was required or (iii) directing the divestiture of any Main Station FCC License acquired in connection with any transaction for which FCC Consent was required (unless such divestiture was contemplated by the underlying transaction documentation (other than a rescission, unwind or similar provision thereof)) which, in each case under this subsection (u), could reasonably be expected to have a Material Adverse Effect.

7.2 Remedies with Respect to Lending Commitments/Acceleration/Etc.. Upon the occurrence and during the continuance of an Event of Default Lender may, in Lender’s sole discretion (a) terminate all or any portion of its commitment to lend to or extend credit to Borrowers under this Agreement and/or any other Loan Document, without prior notice to any Loan Party, and/or (b) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), together the Early Payment/Termination Premium in the amount specified in the Fee Letter, and demand that the Letters of Credit be cash collateralized in the manner described in Section 1.7(b) and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law and/or in equity.

Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 7.1(g) or Section 7.1(h), without notice, demand or other action by Lender all of the Obligations (including without limitation the Early Payment/Termination Premium in the amount specified in the Fee Letter) shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

7.3 Remedies with Respect to Collateral. Without limiting any rights or remedies Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuance of an Event of Default:

(a) Any and All Remedies. Lender may take any and all actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b) Collections; Modifications of Terms. Lender may but shall be under no obligation to (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party’s name, and apply any such collections against the Obligations as Lender may elect; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Lender deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.

(c) Insurance. Subject to the Intercreditor Agreement, Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party’s name any checks or drafts constituting Proceeds of insurance. Subject to the Intercreditor Agreement, any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its reasonable discretion.

(d) Possession and Assembly of Collateral. Lender may take possession of the Collateral and/or without removal render each Loan Party’s Equipment unusable. Upon Lender’s request and subject to the Intercreditor Agreement, each Loan Party shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender.

(e) Set-off. Lender may and without any notice to, consent of or any other action by any Loan Party (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender or any Affiliate of Lender, and/or (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any Participant in the Loans to or for the credit or the account of any Loan Party, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made.

(f) Disposition of Collateral.

(i) Sale, Lease, etc. of Collateral. Lender may, without demand, advertising or notice, all of which each Loan Party hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Lender (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its reasonable discretion. Lender may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Lender shall provide the applicable Loan Party with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party hereby acknowledges and agrees that Lender’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii) Deficiency. Each Loan Party shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii) Warranties; Sales on Credit. Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party hereby acknowledges and agrees that Lender’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrowers will be credited only with payments actually made in cash by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this Section 7.3(f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.

(g) Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i) All rights of each Loan Party to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall immediately (but in no event prior to the receipt of any approvals required under Communications Laws), at the election of Lender (without requiring any notice) cease, and all such rights shall thereupon become vested solely in Lender, and Lender (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (A) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party that any such transfer and registration may be effected by Lender through its irrevocable appointment as attorney-in-fact pursuant to Section 7.3(g)(ii) and Section 4.4 of this Agreement, (B)

exchange certificates and/or instruments representing or evidencing Investment Property for certificates and/or instruments of smaller or larger denominations, (C) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of each Loan Party as a member or as a shareholder (as applicable) of the Issuer), (D) collect and receive all dividends and other payments and distributions made thereon, (E) notify the parties obligated on any Investment Property to make payment to Lender of any amounts due or to become due thereunder, (F) endorse instruments in the name of each Loan Party to allow collection of any Investment Property, (G) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (H) consummate any sales of Investment Property or exercise any other rights as set forth in Section 7.3(f) hereof, (I) otherwise act with respect to the Investment Property as though Lender was the outright owner thereof, and (J) exercise any other rights or remedies Lender may have under the UCC, other applicable law, or otherwise.

(ii) EACH LOAN PARTY HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LENDER AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY’S INVESTMENT PROPERTY WITH THE RIGHT, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN LENDER’S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHTS, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH LENDER MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF LENDER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) ALL OF THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (Y) LENDER HAS NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (Z) THE COMMITMENTS UNDER THIS AGREEMENT HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY LENDER FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY

LENDER IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF LENDER AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY ORGANIC DOCUMENTS OF ANY LOAN PARTY, ANY ISSUER, OR OTHERWISE.

(iii) In order to further effect the foregoing transfer of rights in favor of Lender, during the continuance of an Event of Default, each Loan Party hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party to comply with any instruction received by such Issuer from Lender without any other or further instruction from such Loan Party, and each Loan Party acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Lender.

(iv) Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party with respect to any of the Pledged Equity or other Investment Property, as applicable (other than to Lender), are hereby revoked, and no subsequent proxies (other than to Lender) will be given with respect to any of the Pledged Equity or any of the other Investment Property, as applicable, unless Lender otherwise subsequently agrees in writing. Lender, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and/or the other Investment Property at any and all times during the existence of an Event of Default, including, without limitation, at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Lender shall have no agency, fiduciary, or other implied duties to any Loan Party, any Issuer, any Loan Party, or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party hereby waives and releases any claims that it may otherwise have against Lender with respect to any breach, or alleged breach, of any such agency, fiduciary, or other duty.

(v) Any transfer to Lender or its nominee, or registration in the name of Lender or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property. Notwithstanding the delivery by Lender of any instruction to any Issuer or any exercise by Lender of an irrevocable proxy or otherwise, Lender shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Lender expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Organic Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 7.3(f) hereof). The execution and delivery of this Agreement shall not subject Lender to, or transfer or pass to Lender, or in any way affect or modify, the liability of any Loan Party under the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Lender, or the exercise by Lender of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party to, under, or in connection with any of the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h) Election of Remedies. Lender shall have the right in Lender’s sole discretion to determine which rights, security, Liens and/or remedies Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender’s other rights, security, Liens or remedies with respect to such property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document.

(i) Lender’s Obligations. Each Loan Party agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party or any other Person. Lender shall not be responsible to any Loan Party or any other Person for loss or damage resulting from Lender’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party to Lender.

(j) Waiver of Rights by Loan Parties. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies and (iii) the benefit of all valuation, appraisal, marshalling and exemption laws.

(k) Governmental. The parties hereto acknowledge that notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Loan Party or affect the ownership of the FCC Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lender shall not take any action pursuant hereto that would constitute or result in any assignment of the FCC Licenses or transfer of control of any Loan Party or Subsidiary (including any License Subsidiary) if such assignment or transfer of control would require, under then existing law (including the Communications Laws), FCC consent or other prior approval of the FCC, without first obtaining the required FCC consent or such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). Each Loan Party agrees to take any lawful action which the Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lender by this Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Loan Party’s commercially reasonable efforts to assist in obtaining any FCC consent or other approval of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral. Such efforts shall include, without limitation, sharing with the Lender any FCC registration numbers, account numbers and passwords for the FCC’s electronic databases, subject to review for accuracy, truthfulness and compliance with the Communications Laws or other applicable law, preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the FCC Licenses or transfer of control of any Loan Party required to be filed under the Communications Laws for approval of any sale or transfer of Collateral and/or the FCC License; provided, however, that nothing herein shall be construed to require any of the Loan Parties nor any of the Subsidiaries of any Loan Party to, directly or indirectly, violate any terms or conditions of any FCC License. The Lender also agrees that notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) with respect to the voting rights in respect of the Pledged Equity of any Loan Party holding an FCC License or other applicable asset, such voting rights will remain with the relevant Loan Party upon the occurrence and at any time during the continuance of an Event of Default, unless and until any required prior approvals of the FCC or a Governmental Authority to the transfer of such voting rights shall have been obtained, (ii) to the extent required by law, the occurrence and at any time during the continuance of an Event of Default and foreclosure by the Lender upon the

Pledged Equity of any Loan Party holding an FCC License or other applicable asset, there will be either an arm’s length private or public sale of such Collateral, and (iii) prior to the exercise of stockholder rights by the purchaser at any such sale, the prior consent of the FCC or Governmental Authority pursuant to applicable laws, or terms of the applicable FCC License, will be obtained. Nothing in this Section 7.3(k) shall limit or otherwise prohibit the Lender from collecting Accounts due from account debtors of any Loan Party.

8.	LOAN GUARANTY.

8.1 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Lender that extended any portion of the Obligations.

8.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender to sue or otherwise take action against any Borrower, any other Guarantor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

8.3 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Guarantor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other Guarantor, or their assets or any resulting release or discharge of any obligation of any Borrower or any other Guarantor; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any other Guarantor, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower or any other Guarantor, of the Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any

Guarantor; (iv) any action or failure to act by Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

8.4 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Guarantor, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to it against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any other Guarantor or any security.

8.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower or any other Guarantor, or any Collateral, until the Termination Date.

8.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or any other Person, or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Lender. This Section 8.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

8.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

8.8 Termination. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Lender, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender, (d) no payment by any Borrower, any other Guarantor, or from any other source, prior to the date of Lender’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder, and (e) any payment, by any Borrower or from any source other than a Guarantor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Guarantor hereunder.

8.9 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any federal or state corporate law or other law governing business entities, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

8.10 Contribution. In the event any Guarantor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Guarantor a “Paying Guarantor”), each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 8.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Loan Parties from Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations. This provision is for the benefit of Lender and the Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

8.11 Liability Cumulative. The liability of each Guarantor under this Section 8 is in addition to and shall be cumulative with all liabilities of each Guarantor to Lender under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

9.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

9.1 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law. If, however, applicable laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(b) If any Loan Party shall be required by applicable law to withhold or deduct any Taxes from any payment, then (i) such Loan Party shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to clause (e) below, (ii) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Lender or other Recipient, Borrowers shall deliver to Lender or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Lender or such other Recipient, as the case may be.

(c) Without limiting the provisions of subsections (a) and (b) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Without limiting the provisions of subsections (a) through (c) above, each Loan Party shall, and does hereby, on a joint and several basis indemnify Lender and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party thereof, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the fees, charges and disbursements of any counsel or other tax advisor for Lender or any other Recipient (or their respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrowers shall be conclusive absent manifest error. Notwithstanding any provision in this Agreement to the contrary, this Section 9.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

(e) If Lender or any Participant is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrowers and each such Participant shall deliver to Lender granting the participation, at the time or times prescribed by applicable laws or reasonably requested by the Borrowers or Lender granting the participation, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender shall deliver to Borrowers and each Participant shall deliver to Lender granting the participation, at the time or times prescribed by applicable laws or reasonably requested by the Borrowers or the Lender granting the participation, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction or such other reasonably requested information as will enable Borrowers or Lender granting the participation, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes or information reporting requirements, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Parties pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 9.1(e)(i), (ii) or (iii)) shall not be required if in the Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i) Lender (or Participant) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrowers (or Lender granting a participation as applicable) on or about the date on which Lender becomes a lender (or such Participant is granted a participation) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or Lender granting such participation), executed copies of Internal Revenue Service Form W-9 (or any successor form), certifying that Lender (or such Participant) is exempt from U.S. federal backup withholding tax;

(ii) Lender (or Participant) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Recipient”) shall deliver to Borrowers (and Lender granting a participation in case the Non-U.S. Recipient is a Participant) on or prior to the date on which such Non-U.S. Recipient becomes a lender (or such Participant is granted a participation) under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Lender granting such participation but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (A) executed copies of Internal Revenue Service Form W-8BEN (or any successor form) or Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) executed copies of Internal Revenue Service Form W-8ECI (or any successor form); (C) to the extent a Non-U.S. Recipient is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY (or any successor form) and all required supporting documentation; (D) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN (or any successor form) or Form W-8BEN-E (or any successor form); and/or (E) executed copies of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or any Lender granting a participation, to determine the withholding or deduction required to be made;

(iii) If a payment made to Lender (or Participant) under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if Lender (or such Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender (or such Participant) shall deliver to the Borrowers and Lender granting such participation at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or Lender granting such participation such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or Lender granting such participation as may be necessary for the Borrowers and Lender granting such participation to comply with their obligations under FATCA and to determine that Lender or such Participant has complied with Lender’s or such Participant’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(iv) If any form or certification previously delivered by Lender (or any Participant) expires or becomes obsolete or inaccurate in any respect, Lender (or any Participant) shall update such form or certification or promptly notify Borrowers (or Lender granting a participation) of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.1 (including by the payment of additional amounts pursuant to this Section 9.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 9.1(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.1(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 9.1(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. For purposes of this Section 9.1(f), all references to “refund” shall include the monetary benefit of a credit received in lieu of a refund of Taxes.

(g) Each party’s obligations under this Section 9.1 shall survive any assignment of rights by Lender or any Participant and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.	GENERAL PROVISIONS.

10.1 Notices.

(a) Notice by Approved Electronic Communications.

Lender and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. Lender is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLServe. Each of the Loan Parties and Lender hereby acknowledges and agrees that the use of ABLServe and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Lender and each of its Affiliates to transmit Approved Electronic Communications. ABLServe and all Approved Electronic Communications shall be provided “as is” and “as available”. None of Lender or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLServe or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by Lender or any of its Affiliates or related persons in connection with ABLServe or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each Borrower and each other Loan Party executing this Agreement agrees that Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLServe, any Approved Electronic Communication or otherwise required for ABLServe or any Approved Electronic Communication.

Prior to the Closing Date, Borrowing Agent shall deliver to Lender a complete and executed Client User Form regarding Borrowing Agent’s use of ABLServe in the form of Exhibit C annexed hereto.

No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Lender and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(b) All Other Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications (including via ABLServe or otherwise pursuant to Section 10.1(a)), shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Lender:

Siena Lending Group LLC

9 W Broad Street, 5th floor, Suite 540

Stamford, Connecticut 06902

Attention: Todd Eubanks

Email: teubanks@sienalending.com

with a copy to:

Otterbourg P.C.

230 Park Avenue

New York, NY 10169

Attention: Thomas Duignan, Esq.

Email: tduignan@otterbourg.com

If to Borrowers or any other Loan Party:

Beasley Media Group, LLC

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Chris Ornelas

Email: chris.ornelas@bbgi.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention : Patrick Shannon ; Caroline Reckler ; Sam Rettew ; Jack Anderson ; Pamela Kellet

Email : patrick.shannon@lw.com ; caroline.reckler@lw.com ;

samuel.rettew@lw.com ; jack.anderson@lw.com ;

pamela.kellet@lw.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

10.2 Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

10.3 Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party party hereto and thereto and Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4 Waivers. The failure of Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrowers. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically cured pursuant to the terms of this Agreement or waived in writing by an authorized officer of Lender and delivered to Borrowers. Each Loan Party waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which such Loan Party is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

10.5 Amendment. This Agreement may not be amended or modified except in a writing executed by Borrowers, the other Loan Parties party hereto (to the extent such amendment is directly adverse to such Loan Party), and Lender; provided, that, to the extent a schedule to this Agreement is expressly permitted (and/or required) to be amended by the terms of this Agreement, any such update and/or modification shall not be subject to this Section 10.5.

10.6 Time of Essence. Time is of the essence in the performance by each Loan Party of each and every obligation under this Agreement and the other Loan Documents.

10.7 Expenses, Fee and Costs Reimbursement. Borrowers hereby agree to promptly and jointly and severally pay (a) all fees, costs and expenses of Lender (including Lender’s underwriting fees) and (b) all out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Lender, all of which shall be reasonable, prior to the occurrence and continuance of an Event of Default, in connection with: (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance by Lender of its rights and remedies under the Loan Documents, (v) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Lender on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Lender (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral (including, without limitation, any operating expenses, insurance, taxes, brokerage fees and maintenance costs associated with Lender’s efforts to foreclose and realize upon any Collateral pledged as security by an Obligor), (ix) any litigation, dispute, suit or proceeding relating to any Loan Document, and (x) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Lender), and (c) without limitation of the preceding clauses (a) and (b), all out of pocket costs and expenses of Lender in connection with Lender’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder. Any fees, costs and expenses owing by Borrowers or any other Loan Party hereunder shall be due and payable within three (3) days after written demand therefor.

10.8 Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrowers, each other Loan Party party hereto and Lender; provided, that, neither any Borrower nor any other Loan Party may assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release any Loan Party from its liability for any of the Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons, and each Loan Party agrees, to the extent applicable, to execute any agreements, instruments and documents requested by Lender in connection with any such assignments. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.

10.9 Recordation of Assignment. In respect of any assignment of all or any portion of any Lender’s interest in this Agreement and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a) Borrowers, or any agent appointed by Borrowers, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Loans or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrowers hereby irrevocably appoint Lender (and/or any subsequent Lender appointed by Lender then maintaining the Register) as Borrowers’ non-fiduciary agent for the purpose of maintaining the Register.

(b) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c) Subject to receipt of any required tax forms reasonably required by Lender, such Person shall record the subject transfer, assignment and assumption in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and each Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by each Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

10.10 Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Loans, commitments and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender; provided, however, a Participant shall be entitled to the benefits of Section 9.1 as if it were a Lender if Borrowers are notified of the participation and the Participant complies with Section 9.1(e). Borrowers agree that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall not be exercised without the prior written consent of Lender and shall be subject to the obligation of each Participant to share with Lender its share thereof. Borrowers also agree that each Participant shall be entitled to the benefits of Section 10.9 as if it were Lender. Notwithstanding the granting of any such participating interests: (x) Borrowers shall look solely to Lender for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (y) Borrowers shall at all times have the right to rely upon any amendments, waivers or consents signed by Lender as being binding upon all of the Participants, and (z) all communications in respect of this Agreement and such transactions shall remain solely between Borrowers and Lender (exclusive of Participants) hereunder. Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrowers, a register as to the participations granted and transferred under this Section containing the same information specified in Section 10.9 on the Register as if each Participant were a Lender to the extent required to cause the Loans to be in registered form for the purposes of Sections 163(f), 165(j), 871, 881, and 4701 of the Code.

10.11 Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

10.12 USA PATRIOT Act Notification. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Lender to identify such Persons in accordance with the USA PATRIOT Act.

10.13 Counterparts; Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by electronic mail, each of which shall be fully binding on the signing party.

10.14 GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE

STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

10.15 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE LENDER IN ITS SOLE DISCRETION, AND EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY BORROWER OR ANY OTHER LOAN PARTY AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS’ NOTICE ADDRESS (ON BEHALF OF THE BORROWERS OR SUCH LOAN PARTY) SET FORTH IN SECTION 10.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE LENDER’S OPTION, BY SERVICE UPON BORROWERS OR ANY OTHER LOAN PARTY IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

10.16 Publication. Each Borrower and each other Loan Party consents to the publication by Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.17 Confidentiality. Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrowers; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of the Lender or any of its Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of the Lender or any of its Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which the Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of the Lender, (f) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 10.17 and (g) to any lender or other funding source of the Lender (each reference to Lender in the foregoing clauses shall be deemed to include the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this Section 10.17), and provided further, that (i) unless specifically prohibited by applicable law (as determined by Lender in good faith), Lender shall use its reasonable best efforts, prior to disclosure thereof, to notify Borrowers of the applicable request for disclosure of such Information (A) to a Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) or (B) pursuant to legal process and (ii) in no event shall the Lender be obligated or required to return any materials furnished by or on behalf of Borrowers or any other Loan Party other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. The obligations of the Lender under this Section 10.17 shall supersede and replace the obligations of the Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by the Lender to Borrowers or any of their respective Affiliates.

10.18 Borrowing Agency Provisions.

(a) Appointment of Borrowing Agent. Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) in the case of the Borrowers, (A) borrow, (B) request advances, (C) request the issuance of Letters of Credit, (D) make elections regarding interest rates, (E) give instructions regarding Letters of Credit and agree with the issuer thereof upon any amendment, extension or renewal of any Letter of Credit, and (ii) in the case of any Loan Party, (A) sign and endorse notes, (B) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, and (C) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Loan Party, and hereby authorizes Lender to pay over or credit all Loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) Co-Borrowing. The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Lender shall not incur liability to any Loan Party as a result thereof. To induce Lender to do so and in consideration thereof, each Loan Party hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Loan Parties as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Lender with respect to this Section 10.18 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) Joint and Several Obligations. All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Loan Party, failure of Lender to give any Loan Party notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Loan Party, the release by Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

10.19 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to Lender pursuant to this Agreement and the exercise of any right or remedy by Lender hereunder are subject to the provisions of the Intercreditor Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Borrowers, each other Loan Party signatory hereto, and Lender have signed this Agreement as of the date first set forth above.

LENDER:

SIENA LENDING GROUP LLC

By:	/s/ Steven Blumberg
Name: Steven Blumberg
Its: Authorized Signatory

By:	/s/ Daniel T. Eubanks
Name: Daniel T. Eubanks
Its: Authorized Signatory

[Signature Page to Loan and Security Agreement (Beasley)]

BORROWER:

BEASLEY MEDIA GROUP, LLC

By: /s/ Caroline Beasley
Name: Caroline Beasley
Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement (Beasley)]

GUARANTORS:

BEASLEY MEDIA GROUP LICENSES, LLC

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

BEASLEY MEZZANINE HOLDINGS, LLC

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

[Signature Page to Loan and Security Agreement (Beasley)]